                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      Nationwide Financial Services, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

[LOGO] Nationwide Financial

Nationwide Financial Services, Inc.                              March 30, 2001
One Nationwide Plaza
Columbus, Ohio 43215

Dear Nationwide Financial Services, Inc. Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Nationwide Financial Services, Inc. (the "Company") on May 9, 2001. The meeting will begin at 1:30 p.m. at the office of the Company at One Nationwide Plaza, Columbus, Ohio.

The official Notice of Meeting, Proxy Statement and form of proxy are included with this letter. The matters listed in the Notice of Meeting are described in detail in the Proxy Statement.

The vote of every stockholder is important. Please sign, date and promptly mail your proxy. The Board of Directors and management look forward to greeting those stockholders who are able to attend.

                                          Sincerely,

                                          /s/ W. G. Jurgensen

                                          W. G. Jurgensen
                                          Chairman of the Board and
                                          Chief Executive Officer

                     [LOGO OF NATIONWIDE FINANCIAL]

                      NATIONWIDE FINANCIAL SERVICES, INC.
                             One Nationwide Plaza
                             Columbus, Ohio 43215

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                 March 30, 2001

To the Stockholders of Nationwide Financial Services, Inc.:

  The Annual Meeting of Stockholders of Nationwide Financial Services, Inc. (the "Company") will be held at 1:30 p.m. on May 9, 2001, at One Nationwide Plaza, Columbus, Ohio, for the following purposes:

    (1) To elect the Class I Directors to serve until the expiration of their terms and until their successors are elected;

    (2) To vote on the proposal to adopt the Nationwide Financial Services, Inc. Senior Executive Incentive Plan (the "SEIP"); and

    (3) To transact such other business as may properly come before the Annual Meeting.

  Please read the Proxy Statement for further information about the individuals nominated as directors and the SEIP.

  At least ten (10) days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting shall be open for examination during the ordinary business hours of the Company in the Secretary's office.

                                          By Order of the Board of Directors,

                                          /s/ Patricia R. Hatler

                                          Patricia R. Hatler
                                          Senior Vice President, General
                                           Counsel and Secretary

                        [LOGO OF NATIONWIDE FINANCIAL]

                      NATIONWIDE FINANCIAL SERVICES, INC.
                             One Nationwide Plaza
                             Columbus, Ohio 43215

                                PROXY STATEMENT

General

  This Proxy Statement (the "Proxy Statement") is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Nationwide Financial Services, Inc. (the "Company") for the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held at the office of the Company at One Nationwide Plaza, Columbus, Ohio, on May 9, 2001, at 1:30 p.m. Only stockholders of record at the close of business on March 12, 2001, are entitled to notice of and to vote at the Annual Meeting.

  Returning your completed proxy will not prevent you from voting in person at the meeting should you be present and wish to do so. A stockholder may revoke a proxy, prior to the vote being taken at the meeting, by giving written notice to the Secretary of the Company, by a duly executed proxy bearing a later date, or by voting in person at the meeting.

  A copy of the Company's Annual Report for the year ended December 31, 2000 has been mailed to the stockholders together with this Proxy Statement on or about March 30, 2001.

Solicitation

  The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, or by other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made by the Company with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Voting

  The Company has two classes of common stock entitled to vote upon matters submitted to a vote at the Annual Meeting. The Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), is entitled to one vote per share. The Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), is entitled to ten votes per share. Proposals submitted to a vote of stockholders will be voted on by the holders of Class A Common Stock and Class B Common Stock (together the "Common Stock") voting together as a single class.

  Under the Company's Bylaws and Section 216 of the Delaware Corporation Law, a majority of the shares of Common Stock, present in person or represented by proxy, including abstentions and broker non-votes, constitutes a quorum for the purposes of the Annual Meeting. Directors are elected by a plurality of the votes cast at the Annual Meeting. In the election of directors, stockholders may cast votes "for" or "withhold" votes; votes that are withheld will not be included in the vote and will not affect the outcome. Approval of the Senior

Executive Incentive Plan (the "SEIP") under the laws of the State of Delaware requires the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote. For Internal Revenue Code (the "IRC") purposes, approval requires the affirmative vote of a majority of the votes cast. Abstentions will have the effect of a vote against the SEIP and broker non-votes will have no effect.

  At the close of business on March 12, 2001, the Company had outstanding 24,108,252 shares of Class A Common Stock and 104,745,000 shares of Class B Common Stock. As of such date, Nationwide Corporation owned all of the outstanding shares of Class B Common Stock, which represents approximately 97.8% of the combined voting control of the Company. Therefore, Nationwide Corporation controls the corporate actions that require stockholder approval. Nationwide Corporation has advised the Company that it intends to vote its shares in favor of James G. Brocksmith, Jr., Henry S. Holloway, James F. Patterson, and Gerald D. Prothro and in favor of the SEIP.

Beneficial Ownership of Common Stock

  The following tables set forth certain information regarding beneficial ownership of (i) each person who is known by the Company to be the beneficial owner of more than five percent of either class of Common Stock, (ii) each director and nominee for director, (iii) each of the Named Executive Officers (hereinafter defined), and (iv) all of the directors and executive officers of the Company as a group. The Class B Common Stock is convertible into Class A Common Stock at any time by the holder on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted.

                             CLASS A COMMON STOCK

Name and Address of                              Amount  and Nature of Percent
Beneficial Owner                                 Beneficial Ownership  of Class
-------------------                              --------------------- --------
Neuberger Berman Inc./1/  ......................       1,566,700         6.54%
605 Third Ave.
New York, NY 10158-3698

Massachusetts Financial Services Company/2/  ...       1,451,475         6.1%
500 Boylston Street
Boston, MA 02116

------
/1 /Based on a Schedule 13G dated February 2, 2001, Neuberger Berman Inc.
   reported shared voting power with respect to 1,565,700 and shared dispositive power with respect to 1,566,700 shares.

/2 /Based on a Schedule 13G dated February 12, 2001, Massachusetts Financial
   Services Company reported sole voting power and sole dispositive power with respect to 1,451,475 shares.

                             CLASS B COMMON STOCK

Name and Address of                               Amount and Nature of Percent
Beneficial Owner                                  Beneficial Ownership of Class
-------------------                               -------------------- --------
Nationwide Corporation...........................     104,745,000        100%
One Nationwide Plaza
Columbus, Ohio 43215

  The table below sets forth the number of shares of stock of the Company owned beneficially at March 12, 2001, by the directors, each nominee for director, each Named Executive Officer (hereinafter defined) and all directors and executive officers of the Company as a group.

                              SECURITY OWNERSHIP

                                                     Amount and
                                                     Nature of       Options
                                                     Beneficial    Exercisable
Name of                                             Ownership/1/    within 60
Beneficial Owner                                    /2/, and /4/      Days
----------------                                    ------------   -----------
James G. Brocksmith, Jr. ..........................      4,880         1,666
Charles L. Fuellgraf, Jr...........................     19,004/3/      3,166
Joseph J. Gasper...................................    195,173       137,200
Henry S. Holloway .................................      8,959         3,166
W. G. Jurgensen ...................................     25,000           --
Richard A. Karas...................................     71,737        54,133
Lydia M. Marshall..................................      6,634         1,166
Dimon R. McFerson .................................    324,379       272,200
Donald L. McWhorter................................      5,959         1,166
David O. Miller....................................      7,943         3,166
James F. Patterson.................................      7,752         3,166
Gerald D. Prothro .................................      4,959         1,166
Arden L. Shisler ..................................      8,959         3,166
Mark R. Thresher ..................................     39,009        26,300
Robert J. Woodward, Jr.............................     54,782        38,333
Directors and Executive Officers as a Group (Total
 of 31)............................................  1,297,057       840,783

------
/1 /The shares of the Company's Class A Common Stock beneficially owned by each person named above do not exceed one percent of the outstanding shares of Class A Common Stock as of March 12, 2001, except Mr. McFerson and the shares beneficially owned by the group of directors and executive officers as a whole which represents 1.3% and 5.2%, respectively.

/2 /Total includes options exercisable within 60 days.

/3/Includes 2,000 shares held by spouse and 2,000 shares held in a limited liability partnership.

/4 /Total includes shares jointly owned with spouse for the following persons:
   Mr. Gasper -- 17,972 shares; Mr. Holloway -- 2,000 shares; Mr. McFerson --
    52,179 shares; Mr. Patterson -- 1,000 shares; Mr. Thresher -- 6,009.

            SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

  Section 16 of the Securities Exchange Act of 1934, as amended, requires that officers, directors and holders of more than 10% of the Common Stock file reports of their trading in Company equity securities with the Securities and Exchange Commission ("SEC"). Based solely on a review of Forms 3, 4 and 5 furnished to the Company during 2000, the Company believes that during the last fiscal year, all Section 16 filing requirements applicable to the Company's reporting persons were complied with, except that options granted to the following officers, Joseph J. Gasper, Michael S. Helfer, David A. Diamond, Mark R. Thresher and Susan A. Wolken, were inadvertently underreported on either Form 3 or Form 4 and were subsequently corrected.

                             ELECTION OF DIRECTORS

  The Company's Board of Directors currently consists of eleven directors divided into three classes. The current term of the Class I Directors (the "Class I Directors") will expire at the Annual Meeting to be held in 2001, the current term of the Class II Directors (the "Class II Directors") will expire at the Annual Meeting of Stockholders in 2002, and the current term of the Class III Directors (the "Class III Directors") will expire at the Annual Meeting of Stockholders in 2003. Messrs. Brocksmith, Holloway, Patterson and Prothro are the nominees for Class I Directors; Messrs. Fuellgraf, McWhorter and Shisler are Class II Directors; and Messrs. Gasper, Jurgensen, Miller and Ms. Marshall are the Class III Directors. At each Annual Meeting of Stockholders, directors will be elected for a three-year term to succeed the directors whose terms are then to expire.

  Mr. McFerson, until his retirement in December 2000, was Chairman of the Company since August 2000, Chairman and Chief Executive Officer from December 1996 until August 2000 and a director of the Company since November 1996.

  The nominees for the Class I Directors and the Class II and Class III Directors who will continue in office after the Annual Meeting until the expiration of their terms, together with certain information regarding them, are as follows:

                        NOMINEES FOR CLASS I DIRECTORS

                                                   Director           Year Term
Name                                         Age     Since     Class Will Expire
----                                         --- ------------- ----- -----------
James G. Brocksmith, Jr. ...................  60 April 1997       I     2004
Henry S. Holloway...........................  68 November 1996    I     2004
James F. Patterson..........................  59 November 1996    I     2004
Gerald D. Prothro...........................  58 February 1997    I     2004

                              CLASS II DIRECTORS

                                                   Director           Year Term
Name                                         Age     Since     Class Will Expire
----                                         --- ------------- ----- -----------
Charles L. Fuellgraf, Jr. ..................  69 November 1996   II     2002
Donald L. McWhorter.........................  65 February 1997   II     2002
Arden L. Shisler............................  59 November 1996   II     2002

                              CLASS III DIRECTORS

                                                   Director           Year Term
Name                                         Age     Since     Class Will Expire
----                                         --- ------------- ----- -----------
Joseph J. Gasper............................  57 November 1996  III     2003
W. G. Jurgensen.............................  49 May 2000       III     2003
Lydia M. Marshall ..........................  52 February 1997  III     2003
David O. Miller.............................  62 November 1996  III     2003

  W. G. Jurgensen has been Chairman of the Board and Chief Executive Officer of the Company since January 2001, Chief Executive Officer from August 2000, Chief Executive Officer--Elect from May to July 2000 and a director of the Company since May 2000. He has also been Chief Executive Officer of Nationwide Mutual Insurance Company ("Nationwide Mutual") and Nationwide Life Insurance Company ("Nationwide Life") since August 2000, Chief Executive Officer--Elect from May to August 2000 and a director of Nationwide Mutual and Nationwide Life since May 2000. Previously, he was Executive Vice President of Bank One Corporation from 1998 to 2000. Mr. Jurgensen was Executive Vice President of First Chicago NBD Corporation and Chairman of FCC National Bank from 1996 to 1998.

  Joseph J. Gasper has been President and Chief Operating Officer of the Company since December 1996 and a director of the Company since November 1996. Mr. Gasper has been President and Chief Operating Officer and a director of Nationwide Life since April 1996. Previously, he was Executive Vice
President -- Property and Casualty Operations of Nationwide Mutual and Nationwide Life from April 1995 to April 1996. He was Senior Vice President --
 Property and Casualty Operations of Nationwide Mutual and Nationwide Life from September 1993 to April 1995. Prior to that time, Mr. Gasper held numerous positions with the Nationwide companies. Mr. Gasper has been with the Nationwide companies for 34 years.

  James G. Brocksmith, Jr. has been a director of the Company since April 1997. Mr. Brocksmith retired from KPMG LLP in January 1997, where he was Deputy Chairman and Chief Operating Officer. Mr. Brocksmith was employed at KPMG LLP for 32 years. He was also a director of Vistana, Inc. from April 1998 to October 1999, has been a director of CIBER, Inc. since July 1998, has been a director of Sunterra Corporation since January 2000, and has been a director of AAR Corporation since January 2001.

  Charles L. Fuellgraf, Jr. has been a director of the Company since November 1996. Mr. Fuellgraf has been Chief Executive Officer of Fuellgraf Electric Company, an electrical contractor in Butler, Pennsylvania, and Nashville, Tennessee, since 1988. He served on the board of directors of several of the Nationwide companies from 1969 until his retirement from those positions in April 1999.

  Henry S. Holloway has been a director of the Company since November 1996. Mr. Holloway has been a farm owner and operator in Darlington, Maryland, since 1959. He served as Chairman of the Board of Nationwide Life, Nationwide Life and Annuity Insurance Company and Nationwide Corporation, and served on the board of directors of several of the Nationwide companies until his retirement from those positions in April 1998.

  Lydia M. Marshall has been a director of the Company since February 1997. Ms. Marshall has been Chair and Chief Executive Officer of Versura Inc. since January 2000. Previously, she was Managing Director of Rockport Capital Incorporated from 1997 to 1999, and Executive Vice President-Marketing of the Student Loan Marketing Association ("Sallie Mae") from 1993 to 1997. Prior to that time, Ms. Marshall held several positions with Sallie Mae and Citicorp.

  Donald L. McWhorter has been a director of the Company since February 1997. Mr. McWhorter retired from Banc One Corporation in April 1995 after serving as President and Chief Operating Officer since April 1992.

  David O. Miller has been a director of the Company since November 1996. Mr. Miller has been a land and apartment developer since 1962. He is the President of Owen Potato Farm, Inc. and is a partner of M&M Enterprises in Licking County, Ohio. He is Chairman of the Board of Nationwide Life, Nationwide Life and Annuity Insurance Company and Nationwide Corporation, and serves on the board of directors of several of the Nationwide companies.

  James F. Patterson has been a director of the Company since November 1996. Mr. Patterson has operated the Patterson Fruit Farm in Chesterland, Ohio, since 1964 and has been the President of Patterson Farms, Inc. since December 1991. He is Chairman of the Board of Nationwide Mutual Fire Insurance Company, and serves on the board of directors of several of the Nationwide companies.

  Gerald D. Prothro has been a director of the Company since February 1997. Mr. Prothro was Senior Vice President and Chief Technology Officer at BroadStream Communications Corporation from May 1999 to December 2000. Previously, he was Managing Director of IKT, Inc. from July 1998 to May 1999. He retired from International Business Machines ("IBM") Corporation after nearly 30 years of service. Mr. Prothro held executive positions with IBM including Vice President for Corporate Strategy, Vice President and IBM Chief Information Officer, and IBM Director and Secretary of the Corporate Management Committee.

  Arden L. Shisler has been a director of the Company since November 1996. Mr. Shisler has been President and Chief Executive Officer of K & B Transport, Inc., a trucking firm in Dalton, Ohio, since January 1992. Previously, he was Chief Operating Officer of K & B Transport, Inc. from April 1986 to January 1992. He is Chairman of the Board of Nationwide Mutual and serves on the board of directors of several of the Nationwide companies.

  The Executive Officer's biographical sketches in the Company's Form 10-K for year ended December 31, 2000 are hereby incorporated by reference.

The Board of Directors and Its Committees

  The full Board of Directors met eight times during 2000. During 2000, the Board of Directors had a standing Audit Committee (the "Audit Committee"), a Compensation Committee (the "Compensation Committee"), an Executive Committee (the "Executive Committee"), and a Pricing Committee (the "Pricing Committee"). The Board of Directors does not have a standing nominating committee.

 Audit Committee

  The Audit Committee consists of four directors, none of whom is an officer or employee of the Company. Ms. Marshall and Messrs. Brocksmith, McWhorter and Prothro are the members of the committee. The Audit Committee recommends to the Board of Directors of the Company the selection of independent auditors to perform an annual independent audit of the books and records of the Company, reviews the activities and the reports of the independent auditors, and reports the results of such review to the Board of Directors. The Audit Committee also considers the adequacy of the Company's internal controls and internal auditing methods and procedures. The Audit Committee met four times in 2000.

 Compensation Committee

  The Compensation Committee consists of four directors, none of whom is an officer or employee of the Company. The Compensation Committee, as authorized by the Board of Directors, makes determinations with respect to non-cash compensation to officers, directors and employees of the Company and its affiliates including grants, options and awards under the LTEP (hereinafter defined). Messrs. Brocksmith, Fuellgraf, McWhorter and Miller are the members of such committee. The Compensation Committee met three times in 2000.

 Executive Committee

  The Executive Committee consists of six directors and, to the extent authorized by the Board of Directors, in the interim between meetings of the Board of Directors, may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company. Messrs. Fuellgraf, Holloway, Jurgensen, Miller, Patterson and Shisler are the members of such committee. The Executive Committee did not meet during 2000.

 Pricing Committee

  The Pricing Committee consists of three directors. The Pricing Committee recommends to the Board of Directors the price of both equity and debt offerings of the Company. Messrs. Gasper, Jurgensen and Shisler are the members of the Pricing Committee. The Pricing Committee did not meet during 2000.

 Director Attendance

  During fiscal year 2000, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors on which they served.

 Director Compensation
  Directors of the Company who are not employees of the Company or its affiliates receive an annual retainer of $50,000. Pursuant to the Nationwide Financial Services, Inc. Stock Retainer Plan for Non-Employee Directors, the annual retainer is paid (i) $25,000 in cash and (ii) in shares of Class A Common Stock having an aggregate market value of $25,000 as of the date of payment. At the election of such Directors, the Company also provides life, accident, health and dental insurance benefits ("Welfare Benefits") for those Directors who do not receive such coverage as a result of service on the Board of another company of Nationwide (hereinafter defined). The Company reimburses directors for reasonable travel expenses incurred in attending meetings of the Board of Directors and committees thereof.

  In addition, some directors of the Company who are not employees of the Company or its affiliates may also receive compensation for service on the boards of directors of Nationwide Life and Nationwide Life and Annuity Insurance Company. For the fiscal year ended December 31, 2000, Messrs. Miller, Patterson and Shisler received $31,783, $27,372 and $31,821, respectively, for service to the companies. Such directors also received Welfare Benefits from Nationwide Mutual.

  Nationwide Mutual and certain of its subsidiaries and affiliates, including Nationwide Life (collectively "Nationwide"), maintain a deferred compensation program for non-employee members of their boards of directors (the "Directors' Deferred Compensation Program"). Each director who has been elected to the Board of Directors at least twice and has served for at least three years on the Board of Directors of a participating company is entitled to monthly payments, following termination of his or her service on the Board of Directors, of a monthly amount equal to the monthly director's fee being received by that director at the time of his or her retirement from the Board of Directors. The number of monthly payments will equal the number of months the individual served on the Board of Directors. Messrs. Fuellgraf, Holloway, Miller, Patterson and Shisler, non-employee members of the Board of Directors of the Company, are or have been non-employee members of the Board of Directors of Nationwide Mutual and Nationwide Life and are entitled to such payments.

  Nationwide maintains a deferred compensation program (the "Nationwide Board of Directors Deferred Compensation Plan") pursuant to which Directors of the Company may elect annually to defer all their compensation, which includes their annual retainer, meeting fee, and other compensation payable by Nationwide on account of their director services, other than amounts paid in shares of the Company. Accounts under the Nationwide Board of Directors Deferred Compensation Plan are credited with deferrals and earnings based on the net investment return of the participants' choice of investment measures from those offered under the Plan.

  On February 9, 2000, the Company granted to each of the Company's directors 1,500 stock options under the LTEP (hereinafter defined) for the Company (the "February Grants"). The February Grants have a ten-year term, with one-third of the February Grants vesting in each of the first three years. The exercise price of the February Grants was $26.9375 per share which was the fair market value on the date of the grants.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

  Pursuant to the Cost Sharing Agreement (hereinafter defined), the salaries and benefits of certain officers and employees of the Company and its subsidiaries, including the Named Executive Officers (hereinafter defined), will be paid by Nationwide Mutual and reimbursed in accordance with the terms of the Cost Sharing Agreement. See "Certain Transactions."

  The following table provides certain information concerning compensation received by the Company's former Chief Executive Officer, the Company's current Chairman of the Board and Chief Executive Officer, and the four other most highly paid executive officers (the "Named Executive Officers") for the fiscal years ended December 31, 2000, 1999 and 1998 for services rendered to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                    Long-Term Compensation
                                                                 -----------------------------------
                                   Annual Compensation                  Awards               Payouts
                              ---------------------------------- -------------------------   -------
                                                                                Securities
                                                       Other     Restricted     Underlying
                                                       Annual      Stock         Options/     LTIP       All Other
Name and                      Salary    Bonus       Compensation  Award(s)         SARs      Payouts    Compensation
Principal Position       Year    $        $              $           $              #           $            $
------------------------ ---- ------- ---------     ------------ ----------     ----------   -------    ------------
Dimon R. McFerson:       2000 475,471 1,259,550/3/     /6/         875,469        65,000         --        44,662/10/
 Chairman and Chief      1999 466,900 1,008,504/4/     /6/             --        109,700         --        22,785
 Executive               1998 430,970   392,982/5/     /6/             --         60,000     204,351/9/    23,278
 Officer/1/,/2/

W.G. Jurgensen:          2000 230,290   951,660/3/     /6/         700,000/7/    210,000         --         7,235/10/
 Chairman of the Board    --      --        --          --             --            --          --           --
 and Chief Executive      --      --        --          --             --            --          --           --
 Officer/2/

Joseph J. Gasper:        2000 634,499 1,132,145/3/     /6/       1,077,500/7/     76,100         --        45,876/10/
 President and Chief     1999 512,308   952,282/4/     /6/             --         78,000/8/      --        21,492
 Operating Officer/2/    1998 461,308   330,647/5/     /6/             --         40,000     143,520/9/    21,491

Robert J. Woodward, Jr.: 2000 246,577   580,944/3/     /6/         164,319/7/     12,200         --        14,961/10/
 Executive Vice          1999 280,293   503,928/4/     /6/             --         21,800         --        11,406
 President -- Chief      1998 236,599   209,607/5/     /6/             --         12,000      80,694/9/    10,883
 Investment Officer/2/

Richard A. Karas:        2000 339,231   317,791/3/     /6/         202,031/7/     15,000         --        23,108/10/
 Senior Vice             1999 307,308   330,021/4/     /6/             --         34,400/8/      --        13,177
 President --            1998 283,847   212,503/5/     /6/             --         20,000      90,000/9/    13,174
 Sales -- Financial
 Services

Mark R. Thresher:        2000 262,622   274,142/3/     /6/         140,075/7/     11,400         --        15,806/10/
 Senior Vice             1999 219,846   244,609/4/     /6/          61,688/7/     19,250/8/      --        12,099
 President -- Finance/2/ 1998 185,704   122,644/5/     /6/             --         10,000      60,600/9/     8,231

------
/1/ Mr. McFerson retired as Chairman and Chief Executive Officer of the Company on July 31, 2000. His title changed to Chairman of the Company on August 1, 2000. He retired as Chairman and Director of the Company on December 30, 2000.

/2/ Figures in the table, other than Restricted Stock Awards, Securities
    Underlying Options/SARs and All Other Compensation, represent compensation received by Messrs. McFerson, Jurgensen, Gasper, Woodward and

    Thresher for their service rendered to the Company and its subsidiaries as allocated pursuant to the Cost Sharing Agreement. See "Certain Transactions. "

/3/ Represents the amount received by the Named Executive Officers under the PIP (hereinafter defined) in 2001 for the 2000 award year. Mr. Woodward's bonus payout includes OIP (hereinafter defined).

/4/ Represents the amount received by the Named Executive Officers under the PIP in 2000 for the 1999 award year. Mr. Woodward's bonus payout includes OIP (hereinafter defined).

/5/ Represents the amount received by the Named Executive Officers under the PIP in 1999 for the 1998 award year.

/6/ Aggregate perquisites and other personal benefits are less than the lower of $50,000 or 10% of combined salary and bonus.

/7/ The following is the number of shares and value of restricted stock at the end of the 2000 fiscal year for: Mr. Jurgensen -- 25,000 shares at a value of $1,187,500; Mr. Gasper -- 40,000 shares at a value of $1,900,000; Mr.
    Woodward -- 6,100 shares at a value of $289,750; Mr. Karas -- 7,500 shares at a value of $356,250; and Mr. Thresher -- 6,700 shares at a value of $318,250.

/8/ Mr. Gasper's options include 2,500 Villanova Capital, Inc. ("VCI") (a subsidiary of the Company) options; Mr. Karas's options include 2,000 VCI options; and Mr. Thresher's options include 2,000 VCI options.

/9/ Represents the amount received by the Named Executive Officers under the EIP (hereinafter defined) in 1999 for the award period 1996 to 1998.

/10/ Represents contributions made or credited by the Company for 2000 under the Savings Plan (hereinafter defined) and the DC Supplemental Plan (hereinafter defined). The following are the amounts for the Savings Plan and the DC Supplemental Plan: Mr. McFerson -- $2,379 for the Savings Plan, and $42,283 for the DC Supplemental Plan; Mr. Jurgensen -- $2,379 for the Savings Plan and $4,856 for the DC Supplemental Plan; Mr.
     Gasper -- $4,713 for the Savings Plan and $41,163 for the DC Supplemental Plan; Mr. Woodward -- $3,060 for the Savings Plan and $11,901 for the DC Supplemental Plan; Mr. Karas -- $5,100 for the Savings Plan and $18,008 for the DC Supplemental Plan; and Mr. Thresher -- $5,095 for the Savings Plan and $10,711 for the DC Supplemental Plan.

 Performance Incentive Plan

  Nationwide maintains the Performance Incentive Plan (the "PIP"), first implemented in 1998. Under the PIP, annual payments are made to the Named Executive Officers and certain other management employees of the participating companies based on the achievement of measures tied to the performance of the relevant operating company, the relevant business unit and the individual participant over the preceding year. Performance measures are based on a broad series of key financial results, financial and operational comparison to external peer comparators, the extent of accomplishment of strategic initiatives, and other factors and results impacting organization performance, and further based upon individual employee performance. Under the PIP, the participant will be granted a target incentive amount that represents a percentage (from 4.5% to 150% depending on the participant's position within the participating company) of the participant's base salary. The actual amount received by the participant under the PIP will range from zero to no maximum factor of the participant's base salary, depending solely on the achievement of the performance measures.

 Office of Investments Incentive Plan

  Nationwide maintains the Office of Investments Incentive Plan (the "OIP"), first implemented in 1999. Under the OIP, annual payments are made to Mr. Woodward and certain other investment professionals within the investment department based on the achievement of measures tied to performance of the investment organization and the individual participant. Performance measures are based on investment objectives and operating company short and long-term investment performance versus market indices. Under the OIP, the participant will be granted a target incentive amount that represents a percentage (from 15% to 85% depending on the participant's position within the participating company) of the midpoint of the salary range for the participant's position within the Company. The actual amount received by the participant under the OIP will typically range from zero to a maximum of two times the participants target percentage opportunity, depending on the performance of the investment organization and the individual participant.

 Executive Incentive Plan
  Prior to May 1999, Nationwide maintained the Executive Incentive Plan (the "EIP"). Under the EIP, annual payments were made to the Named Executive Officers and certain other officers of the participating companies based on the achievement of measures tied to the performance of Nationwide and the relevant operating company over the preceding three years. Performance measures were based on profitability and growth objectives that were established in advance by the Board of Directors of the participating company. Under the EIP, the participant was granted a target incentive amount that represented a percentage (from 10% to 30% depending on the participant's position within the participating company) of the participant's base salary. The actual amount received by the participant ranged from zero to twice the target incentive amount, depending solely on the achievement of the performance measures.

  Nationwide and the participating subsidiaries and affiliates terminated the EIP in May 1999. As of May 1999, the Named Executive Officers and certain other officers of the participating companies no longer participated in the EIP, but rather participated in the PIP.

 Deferred Compensation Program

  Nationwide maintains a deferred compensation program (the "Nationwide Individual Deferred Compensation Plan") pursuant to which elected officers of participating companies may elect to defer payment of amounts otherwise payable to them. An eligible officer is permitted to enter into a deferral agreement pursuant to which such officer may annually elect to defer a portion of his or her salary or incentive compensation earned during the following year or performance cycle. Any such election is effective prospectively. Amounts deferred under the Nationwide Individual Deferred Compensation Plan will generally be payable in annual installments beginning in January of the calendar year following the calendar year in which the officer terminates employment or after the expiration of the deferral period elected by the participant. Accounts under the Nationwide Individual Deferred Compensation Plan are credited with deferrals and earnings based on the net investment return on the participants' choice of investment measures from those offered under the Nationwide Individual Deferred Compensation Plan.

  Nationwide also maintains a deferred compensation plan (the "Employees' Deferred Compensation Plan") pursuant to which certain employees of participating companies, who earn in excess of $85,000 per year and who are not eligible for the Nationwide Individual Deferred Compensation Plan, may elect to defer payment of amounts otherwise payable to them. An eligible employee is permitted to enter into a deferral agreement pursuant to which such employee may annually elect to defer a portion of his or her salary or incentive compensation earned during the following year or performance cycle. Any such election is effective prospectively. Amounts deferred under the Employees' Deferred Compensation Plan will generally be payable in annual installments beginning in January of the calendar year after the expiration of the deferral period elected by the participant. Each participant's account under the Employees' Deferred Compensation Plan is credited with deferrals and earnings, based on the net investment return on the participants' choice of investment measures from those offered under the Employees' Deferred Compensation Plan.

 Savings Plan

  Nationwide maintains the Nationwide Savings Plan (the "Savings Plan"), a qualified profit-sharing plan including a qualified cash or deferred arrangement covering eligible employees of participating companies. Under the Savings Plan, participants who are not residents of Puerto Rico may elect to contribute between 1% to 22% of their compensation to accounts established on their behalf under the Savings Plan in the form of voluntary salary reductions on a pretax basis; participants who are residents of Puerto Rico may make contributions on an after-tax basis. The participating companies are obligated to make matching employer contributions, for the benefit of their participating employees, at the rate of 70% of the first 2% of compensation deferred or contributed to the Savings Plan by each employee, and 40% of the next 4% of compensation deferred or contributed by each employee to the Savings Plan. All amounts contributed to the Savings Plan are held in a separate account for each participant and are invested in one or more funds made available under the Savings Plan and selected by the participant. Normally, a participant receives the value of his or her account upon termination of employment, although a participant may withdraw all or a part of the amounts credited to his or her account during employment under certain circumstances including attainment of age 59 1/2, or receive a loan of a portion of his or her account balance. Under the Savings Plan, a participant is immediately vested in all amounts credited to his or her account as a result of salary deferrals (and earnings on those deferrals) or after-tax contributions (and earnings on those contributions), as applicable. A participant is vested in amounts attributable to employer matching contributions (and earnings on those contributions) over a period of five years.

 Supplemental Defined Contribution Plan

  Nationwide maintains an unfunded, nonqualified defined contribution supplemental benefit plan, the Nationwide Supplemental Defined Contribution Plan (the "DC Supplemental Plan"), which provides benefits equal to employer matching contributions that would have been made under the Savings Plan for the participants in the absence of the limitation on compensation that can be considered, found in Section 401(a)(17) of the IRC, and the IRC Section 402(g) limitation on amounts that can be deferred under the Savings Plan, reduced by actual employer matching contributions made to the Savings Plan. Participants are limited to those elected officers earning in excess of $170,000 annually. Benefits under the DC Supplemental Plan vest at the same time as employer matching contributions vest under the Savings Plan.

 Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan

  The purpose of the Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan (the "LTEP") is to benefit the stockholders of the Company by encouraging high levels of performance by selected officers, directors and employees of the Company and certain of its affiliates, attracting and retaining the services of such individuals and aligning the interests of such individuals with those of the stockholders.

  The LTEP provides for the grant of any or all of the following types of awards: (i) stock options, including incentive stock options and nonqualified stock options, for shares of Class A Common Stock; (ii) stock appreciation rights ("SARs"), either in tandem with stock options or freestanding; (iii) restricted stock; and (iv) performance awards. Any stock option granted in the form of an incentive stock option must satisfy the applicable requirements of IRC Section 422. Awards may be made to the same person on more than one occasion and may be granted singularly, in combination or in tandem as determined by the Compensation Committee.

  The LTEP grants the Compensation Committee, which administers the LTEP, flexibility in creating the terms and restrictions deemed appropriate for particular awards as facts and circumstances warrant. The LTEP is intended to constitute a nonqualified, unfunded, unsecured plan for incentive and deferred compensation and is not intended to be subject to any requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Awards under the LTEP which are performance-based are intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the IRC of 1986, as amended.

  No awards may be granted under the LTEP after December 11, 2006, and the LTEP may be terminated by the Board of Directors of the Company prior to such date. In the event of expiration or earlier termination of the LTEP, the LTEP will remain in effect until such time as all awards previously granted thereunder have been satisfied or have expired.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                       Individual Grants
                         ------------------------------------------------------------------------------
                           Number of
                          Securities     % of Total
                          Underlying      Options       Exercise
                         Options /SARs   Granted to   or Base Price                      Grant Date
                         Granted/1/      Employees      per share      Expiration    Present Value/2/
Name                           #       In Fiscal Year       $             Date               $
----                     ------------- -------------- ------------- ---------------- ------------------
Dimon R. McFerson.......     65,000          5.6%        26.9375    February 9, 2010       730,600
W. G. Jurgensen.........    210,000         18.0%        28.0000        May 26, 2010     2,509,500
Joseph J. Gasper........     76,100          6.5%        26.9375    February 9, 2010       855,364
Robert J. Woodward,
 Jr. ...................     12,200          1.0%        26.9375    February 9, 2010       137,128
Richard A. Karas .......     15,000          1.3%        26.9375    February 9, 2010       168,600
Mark R. Thresher........     11,400          1.0%        26.9375    February 9, 2010       128,136

------
/1/ One-third of the options granted become exercisable on each of the first three anniversary dates of the grant, except for 60,000 of Mr. Jurgensen's option grant, which becomes one-fifth exercisable on each of the first five anniversary dates of the grant. Options may be accelerated upon a change of control or certain other events of termination of employment.

/2/ The estimated grant date present value dollar amounts in this column are the result of calculations made using the Black-Scholes model, a theoretical method for estimating the present value of stock options based on a complex set of assumptions. The material assumptions and adjustments incorporated in the Black-Scholes model used to estimate the value of these options include the following:

  . An exercise price on the options equal to the fair market value of the underlying stock on the date of the grant, as listed in the table.

  . The rate available at the time the grant was made on zero-coupon U.S.
    Government issues with a remaining term equal to the expected life. The risk-free rate was 6.85% for the February 9, 2000 grant and 6.60% for the May 26, 2000 grant.

  . Dividends at a rate of $0.40 per share for the February 9, 2000 grant and $0.48 per share for May 26, 2000 grant, representing the annualized dividends paid on shares of common stock at the date of grant.

  . An option term before exercise of five years, which represents the typical period that options are held prior to exercise.

  . Volatility of the stock price of 41.47% for the February 9, 2000 grant and 42.25% for the May 26, 2000 grant, reflecting the average daily stock price volatility since the Company's initial public offering on March 6, 1997.

  . No adjustments were made for vesting requirements, non-transferability or risk of forfeiture.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                                          Value of
                                                                         Unexercised
                                                                        In-The-Money
                          Shares                                         Options at
                         Acquired            Number of Securities          FY-End
                            on     Value    Underlying Unexercised      Exercisable/
                         Exercise Realized Options/SARs at FY-End #     Unexercisable
Name                        #        $     Exercisable/Unexercisable          $
----                     -------- -------- ------------------------- -------------------
Dimon R. McFerson ......   --        --         272,200/    --       3,045,038/      --
W. G. Jurgensen ........   --        --             -- /210,000            -- /4,095,000
Joseph J. Gasper .......   --        --          81,834/139,766      3,887,115/6,638,885
Robert J. Woodward,
 Jr. ...................   --        --          25,267/ 30,733        325,970/  325,293
Richard A. Karas .......   --        --          34,133/ 43,267        371,150/  408,237
Mark R. Thresher .......   --        --          15,418/ 26,232        144,678/  298,485

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                 FISCAL YEAR-END OPTION/SAR VALUES FOR VCI/1/
                                                                          Value Of
                                                                         Unexercised
                                                                        In-The-Money
                          Shares                                         Options At
                         Acquired            Number Of Securities          FY-End
                            on     Value    Underlying Unexercised      Exercisable/
                         Exercise Realized    Options At FY-End #       Unexercisable
Name                        #        $     Exercisable/Unexercisable          $
----                     -------- -------- ------------------------- -------------------
Dimon R. McFerson ......   --        --            -- /--                  -- / --
W. G. Jurgensen ........   --        --            -- /--                  -- / --
Joseph J. Gasper .......   --        --            500/2,000               -- / --
Robert J. Woodward,
 Jr. ...................   --        --            -- /--                  -- / --
Richard A. Karas .......   --        --            400/1,600               -- / --
Mark R. Thresher .......   --        --            400/1,600               -- / --

------
/1/ VCI, as previously defined, is a subsidiary of the Company.

Pension Plans

 Retirement Plan

  Nationwide maintains a qualified defined-benefit plan, the Nationwide Retirement Plan (the "Retirement Plan"). In general, a participant's annual retirement benefit under the Retirement Plan will be equal to the sum of (i) 1.25% of the participant's Final Average Compensation times years of service (to a maximum of 35 years) and (ii) 0.50% of the participant's Final Average Compensation in excess of Social Security Covered Compensation times years of service (to a maximum of 35 years). Final Average Compensation, for the portion of the participant's benefit that is attributable to service on or after January 1, 1996, is the average of the highest five consecutive covered compensation amounts of the participant in the participant's last 10 years of service. For the portion of a participant's benefit attributable to service prior to January 1, 1996, Final Average Compensation is the average of the highest three consecutive covered compensation amounts of the participant in the participant's last 10 years of service. Covered compensation, for purposes of determining Final Average Compensation under either method, is calculated on a calendar-year basis and includes compensation from any company of Nationwide. With respect to Mr. Karas, because his compensation is allocated solely to the Company and its subsidiaries, covered compensation includes the compensation listed under the headings Salary, Bonus and LTIP Payouts shown in the Summary Compensation Table. Covered compensation for Messrs. McFerson, Jurgensen, Gasper, Woodward and Thresher includes the amount set forth under the headings Salary, Bonus and LTIP Payouts shown in the Summary Compensation Table and additional compensation amounts received for services rendered to other Nationwide companies. Social Security Covered Compensation means the average of the Social Security wage bases in effect during the 35-year period ending with the last day of the year the participant attains Social Security retirement age. The portion of a participant's benefit attributable to years of service credited prior to 1996 is also subject to post-retirement increases following the commencement of benefits or the participant's attainment of age 65, whichever is later.

  A participant becomes fully vested after the completion of five years of vesting service. The Retirement Plan generally provides for payments to or on behalf of each vested participant upon such participant's retirement on his or her normal retirement date or later, although provision is made for payment of early retirement benefits on a reduced basis commencing at age 55 for those participants with 15 or more years of vesting service or at age 62 for those with five or more years of vesting service. The normal retirement date under the Retirement Plan is the later of the date the participant attains age 65 or completes five years of vesting service. Death benefits are payable to a participant's spouse or, under certain circumstances, the named beneficiary of a participant who dies with a vested benefit under the Retirement Plan or while an employee. The Retirement Plan also provides for the funding of retiree medical benefits under Section 401(h) of the IRC.

 Excess and Supplemental Plans

  Nationwide maintains an unfunded, nonqualified defined-benefit excess benefit plan, the Nationwide Excess Benefit Plan (the "Nationwide Excess Plan"), and an unfunded, nonqualified defined-benefit supplemental benefit plan pursuant to which certain participants may receive a supplemental retirement benefit, the Nationwide Supplemental Retirement Plan (the "Supplemental Plan"). Any participant whose benefits are limited under the Retirement Plan by reason of limitations under IRC Section 415 on the maximum benefit that may be paid under the Retirement Plan will receive, under the Excess Plan, that portion of the benefit that he or she would have been entitled to receive under the Retirement Plan in the absence of such limitations. Officers who earn in excess of $170,000 annually, have at least five years of vesting service, and whose benefits under the Retirement Plan are limited by reason of certain other limitations under the IRC, may receive benefits under the Supplemental Plan. Benefits under the Supplemental Plan will be the sum of (i) 1.25% of the participant's Final Average Compensation times years of service (up to a maximum of 40 years) and (ii) 0.75% of the participant's Final Average Compensation in excess of Social Security Covered Compensation times years of service (up to a maximum of 40 years) reduced by benefits accrued under the Retirement Plan and the Excess Plan. The benefits under the Supplemental Plan, for individuals participating in that plan on January 1, 1999, and the Excess Plan vest at the same time as benefits vest under the Retirement Plan. Benefits for all other participants in the Supplemental Plan vest over a period of five years of participation in that plan.

  The chart below indicates the estimated maximum annual retirement benefits that a hypothetical participant would be entitled to receive under the Retirement Plan, including payments made under the Excess and Supplemental Plans, computed on a straight-life annuity basis, if retirement occurred at age 65 and the number of credited years of service and Final Average Compensation equaled the amounts indicated. For purposes of the chart, it is assumed that the Final Average Compensation is the same whether measured over the three-year averaging period that applies to service accumulated prior to 1996 or the five-year period that applies to service accumulated after 1995. In actual operation, the total benefit received under the Retirement Plan (including payments made under the Excess and Supplemental Plans) would be the total of the benefit determined based on years of service earned under each method.

                              PENSION PLAN TABLE

         Final                          Years of Service
        Average       ---------------------------------------------------------
      Compensation       15         20         25          30           35
      ------------    --------   --------   --------   ----------   ----------
      $  125,000      $ 30,180   $ 40,240   $ 50,300   $   60,360   $   70,420
         150,000        36,743     48,990     61,238       73,485       85,733
         175,000        48,551     64,735     80,919       97,103      113,286
         200,000        56,051     74,735     93,419      112,103      130,786
         225,000        63,551     84,735    105,919      127,103      148,286
         250,000        71,051     94,735    118,419      142,103      165,786
         300,000        86,051    114,735    143,419      172,103      200,786
         350,000       101,051    134,735    168,419      202,103      235,786
         400,000       116,051    154,735    193,419      232,103      270,786
         450,000       131,051    174,735    218,419      262,103      305,786
         500,000       146,051    194,735    243,419      292,103      340,786
         700,000       206,051    274,735    343,419      412,103      480,786
         900,000       266,051    354,735    443,419      532,103      620,786
       1,100,000       326,051    434,735    543,419      652,103      760,786
       1,700,000       506,051    674,735    843,419    1,012,103    1,180,786
       1,900,000       566,051    754,735    943,419    1,132,103    1,320,786
       2,000,000       596,051    794,735    993,419    1,192,103    1,390,786

  All Named Executive Officers have a portion or all of their benefit calculated based on the post-1995 definition of Final Average Compensation. As of December 31, 1995, the number of credited years of service under the Retirement Plan for Messrs. McFerson, Gasper, Woodward and Karas was 23 years,
29.5 years, 31.67, and 31.5 years, respectively. Mr. Jurgensen and Mr. Thresher had no credited service under the Retirement Plan at that time. Mr. McFerson's credited years of service include 8.17 years in excess of those actually earned through employment by Nationwide, pursuant to an agreement with Nationwide Mutual. The benefit attributable to those additional years will be paid by Nationwide Mutual (not the Retirement Plan) and is reduced by the benefit payable under the retirement plan of Mr. McFerson's previous employer. Each of the Named Executive Officers, other than Mr. Jurgensen and Mr. Thresher, earned additional years of service in the years 1996 through 2000. Mr. Thresher began participation in the Retirement Plan in 1997. Mr. Jurgensen will become eligible to participate in the Retirement Plan in 2001, but is entitled, pursuant to an agreement with Nationwide Mutual, to a retirement benefit of 4% of his highest 5-year average compensation for each full or partial year of service with Nationwide, to a maximum of 16.25 years, if he completes at least five years of service or becomes entitled to severance benefits under the agreement. For purposes of such agreement, Mr. Jurgensen's highest 5-year average compensation is the average of his salary and annual incentive compensation over the five-year period, or the period of his employment by Nationwide, if shorter, that produces the highest average. This benefit is reduced by the benefits received under the Retirement Plan, Supplemental Plan and Excess Plan, as well as any benefit received under any defined benefit pension plans maintained by Mr. Jurgensen's prior employers, and will be paid by Nationwide Mutual (not the Retirement Plan). The benefit of each Named Executive Officer for the years since 1995 and all future years will be calculated under the 5-year definition of Final Average Compensation. Covered compensation paid by the Company for the fiscal year ended December 31, 2000, for Messrs. McFerson, Jurgensen, Gasper, Woodward, Karas and Thresher was $1,488,747; $241,185; $1,529,207; $498,691; $770,162; and $527,231, respectively.

         COMPENSATION COMMITTEE JOINT REPORT ON EXECUTIVE COMPENSATION

Introduction

  The Company is 18.6% publicly owned. Nationwide Mutual through a subsidiary, owns 81.4% of the outstanding shares of the Company. Because Nationwide Life is the principal operating subsidiary of the Company, the Nationwide Life Insurance Company Compensation Committee (the "Nationwide Life Compensation Committee") established all components of 2000 compensation for the Company's executive officers, with the exception of stock-based incentive grants made by the Company's Compensation Committee under the LTEP.

  Dimon R. McFerson, the Company's Chairman and Chief Executive Officer through July 31, 2000, served also in the same capacity for Nationwide Life. Effective August 1, 2000, Mr. McFerson's title was changed to Chairman for the Company, as well as for Nationwide Life. Mr. McFerson remained as Chairman of the Company and Nationwide Life until his retirement on December 30, 2000. Effective May 26, 2000, W. G. Jurgensen was named Chief Executive Officer-- Elect for the Company and for Nationwide Life, and effective August 1, 2000, was named Chief Executive Officer for both companies. In January 2001,
Mr. Jurgensen was named Chairman of the Board and Chief Executive Officer of the Company. Robert J. Woodward, Jr., the Company's Executive Vice President-- Chief Investment Officer, serves also in the same capacity for Nationwide Life. Pursuant to the Cost Sharing Agreement, compensation for
Messrs. McFerson, Jurgensen, Gasper, Woodward and Thresher is allocated among the companies in Nationwide for whom services are performed. The amounts are paid by Nationwide Mutual or Nationwide Life and reimbursed by the other companies in accordance with the terms of the Cost Sharing Agreement. The 2000 compensation for Messrs. McFerson, Jurgensen, Gasper, Woodward, and Thresher reported in the compensation tables and discussed in this report is the amount allocated to the Company and its subsidiaries under the Cost Sharing Agreement and is solely for services rendered to the Company and its subsidiaries. Compensation for Mr. Karas in the compensation tables was not allocated and is his aggregate 2000 compensation for services rendered to the Company and its subsidiaries.

  The Nationwide Life Compensation Committee and the Company's Compensation Committee are both comprised solely of non-employee directors.

Compensation Philosophy and Objectives

  The Nationwide Life Compensation Committee and the Company's Compensation Committee (collectively referred to herein as the "Compensation Committees") believe that the compensation program for the Company's executive officers should support the Company and Nationwide's vision and business strategies. In addition, compensation should be determined within a competitive framework based on overall financial results, business unit results, teamwork, and individual contributions that help build value for the Company's stockholders. The primary objectives of the compensation program are to:

  .  Provide a direct link between pay and performance;

  . Allocate a larger percentage of executive compensation to pay that is at-risk in order to positively influence behavior and support accountability;

  . Attract, retain and motivate top-caliber employees required for new business directions;

  . Offer total compensation opportunities that are fully competitive with the appropriate external markets in design and pay level; and

  . Emphasize the need to focus on stockholder value, in addition to providing competitive value to customers.

  As part of the overall compensation philosophy, the Compensation Committees have determined that total compensation and each of the elements that comprise total compensation (base salary, annual incentives, long-term incentives) should be targeted at the 50th percentile of the market. The Compensation Committees believe that differences in individual performance should result in significantly different levels of compensation. Therefore, individual pay delivered may be higher or lower than the 50th percentile of the market, depending on individual performance.

  Competitive market data is provided to the Compensation Committees by independent compensation consultants. This data compares the Company's and Nationwide's compensation practices to various groups of comparator companies. These comparator companies compete with the Company for customers, capital and employees, and are comparable to the Company in size, scope and business focus. This group includes both multi-line insurers and diversified financial organizations.

  The companies chosen for the compensation comparator group are not necessarily the same companies that comprise the peer group in the Performance Graph included in this Proxy Statement. The compensation comparator group includes more companies than those in the peer group because it provides the Compensation Committees a broader database for comparison purposes.

Elements of 2000 Executive Compensation

  The key elements of the Company's executive compensation program are base salary, annual and long-term incentives. The following discussion relates to the Company's executive officers other than Mr. McFerson and Mr. Jurgensen, whose compensation is discussed separately in the Compensation of the Chief Executive Officers.

Base Salaries

  Base salaries offer security to executives and allow the Company to attract competent executive talent and maintain a stable management team. They also allow executives to be rewarded for individual performance and encourage the development of executives. Pay for individual performance rewards executives for achieving goals that may not be immediately evident in common financial measurements.

  Base salaries for executive officers are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity and external pay practices.

  In determining increases to base salaries for 2000, the Nationwide Life Compensation Committee considered relevant external market data, as described above in Compensation Philosophy and Objectives. However, increases to base salaries were driven primarily by individual performance that was evaluated based on levels of individual contribution to the Company and Nationwide. When evaluating individual performance, the Nationwide Life Compensation Committee considered, among other things, the executive's contribution towards financial results and strategic initiatives, as well as their efforts in promoting the values of the Company and Nationwide; continuing educational and management training; product innovation; developing relationships with customers, distributors and employees; and demonstrating leadership abilities among coworkers. No specific formula was used in evaluating individual performance, and the weighting given to each factor with respect to each executive officer was within the individual discretion and judgment of each member of the Nationwide Life Compensation Committee. Base salaries for the executive officers, including promotion and market competitive-driven increases, were increased in 2000 by an average of 9.4%, a rate comparable to the base salary increases provided at comparator companies. Executive officer salaries were established at a level that is consistent with the goals stated in Compensation Philosophy and Objectives.

Annual Incentive Compensation

  The PIP and the OIP promote the pay-for-performance philosophy of the Compensation Committees by providing executives with direct financial rewards in the form of annual cash incentives. Awards for 2000 were based on return on equity, earnings and revenue growth and other key financial measures, financial and operational comparison to external peer competitors, the extent of accomplishment of strategic initiatives, and other factors and results impacting performance for the Company and Nationwide and further based upon individual employee performance.

  Each year, the Nationwide Life Compensation Committee establishes many specific performance measures used for the PIP. Participants are provided a target incentive opportunity that represents a percentage of their base salary. In 2000, individual targets for the Named Executive Officers other than the chief executive officers ranged from 55 to 125% of base salary. Individual payouts under the PIP may range from zero to no maximum factor of the individual's target incentive amount, depending on the achievement of the performance measures. For 2000, the excellent results achieved for the return on equity, the earnings and revenue growth, and other financial and strategic performance measures of the Company resulted in a payout of 140% of target for Mr. Gasper and an average of 169% of target for Messrs. Woodward, Karas and Thresher. These amounts are reflected in the Bonus column in the Summary Compensation Table.

Long-Term Incentive Compensation

  In keeping with the philosophy of the Compensation Committees to provide a total compensation package that favors at-risk components of pay, long-term incentives comprise a significant portion of an executive's total compensation package. When determining long-term incentive award sizes, the Compensation Committees consider the executives' levels of responsibility, position within the Company, prior experience, historical award data, various performance criteria, and compensation practices at comparator companies.

  The Compensation Committees utilize the long-term incentive plan described below. This plan is designed to achieve a balance between market pay orientation and alignment of executive interests with that of stockholders.

Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan

  The LTEP authorizes grants of stock options, stock appreciation rights, restricted stock and performance awards. The objectives of the LTEP are to encourage high levels of performance by selected officers, directors and employees of the Company and certain of its affiliates, to attract and retain the services of such individuals, and to align the interests of such individuals with those of the stockholders.

  During February 2000, the Company Compensation Committee made grants to executive officers and others under the LTEP. Award sizes were determined based on competitive equity grant practices using the median practices at comparator companies and the individual's impact on the Company's performance and were determined consistent with the goals stated in Compensation Philosophy and Objectives. The grants were awarded in nonqualified stock options that have an exercise price equal to the fair market value of the Company's Class A Common Stock on the date of the option grant, as well as restricted stock grants. The options become exercisable in equal installments over a three-year term, and expire ten years after the date of grant, and the restricted stock vests at the end of a three-year period.

Compensation of the Chief Executive Officers

  Dimon R. McFerson served as the Company's Chairman and Chief Executive Officer, as well as in the same capacity for Nationwide Life, through July 31, 2000. He retained the title of Chairman until his retirement on December 30, 2000. W. G. Jurgensen assumed the role of the Company's Chief Executive Officer--Elect, and the same capacity for Nationwide Life, beginning May 26, 2000, and was named Chief Executive Officer for both companies beginning August 1, 2000. In January 2001, Mr. Jurgensen was named Chairman of the Board and Chief Executive Officer of the Company. Except for grants made under the LTEP in February 2000 by the Company's Compensation Committee, and an LTEP grant made to Mr. Jurgensen upon hire, all components of both Messrs. McFerson and Jurgensen's compensation for 2000 were established by the Nationwide Life Compensation Committee.

  As discussed above in the Introduction, a portion of Messrs. McFerson and Jurgensen's annual compensation is allocated to the Company for services rendered to the Company, based on the time Messrs. McFerson and Jurgensen devote to their responsibilities with the Company. The compensation reported for Messrs. McFerson and Jurgensen in the compensation tables and discussed in this report represents amounts paid for Mr. McFerson's services as Chairman and Chief Executive Officer of the Company and its subsidiaries prior to August 1, 2000 and Chairman until his retirement on December 30, 2000, and for Mr. Jurgensen's services as Chief Executive Officer-Elect of the Company and its subsidiaries beginning May 26, 2000, and then as Chief Executive Officer from August 1, 2000.

  Mr. McFerson's 2000 compensation was determined pursuant to the same philosophy and objectives described earlier in this report and used for all executive officers. In determining the compensation of Mr. McFerson for 2000, the Nationwide Life Compensation Committee reviewed the strong financial results of the Company for 1999, Mr. McFerson's superior leadership of the Nationwide companies since 1992, his extensive experience in the industry, and his successful efforts in the Company. The portion of Mr. McFerson's base salary compensation allocated to the Company totaled $475,471 in 2000, an increase of 1.8% over 1999. This increase reflects an increase in the cost allocation. In 2000, Mr. McFerson's annual base salary rate was unchanged. This salary positioned Mr. McFerson's base salary compensation at approximately the 50th percentile of the comparator companies. All elements of Mr. Jurgensen's 2000 compensation were determined pursuant to his employment agreement with Nationwide Mutual when he assumed the role of Chief Executive Officer for the Company effective August 1, 2000. The portion of
Mr. Jurgensen's annual base salary compensation allocated to the Company for 2000 was $230,290, which was prorated. The basis for determination of Mr. Jurgensen's base salary is competitive market data from peer companies, in addition to his financial industry experience, and is consistent with the goals stated in Compensation Philosophy and Objectives.

  The portion of Mr. McFerson's annual incentive award allocated to the Company earned in 2000 under the PIP was $1,259,550. This award was 265% of his allocated base salary compensation and reflected 180% of his target incentive. This payment was determined by the level of achievement of specified financial, operational and strategic goals as assessed by the Nationwide Life Board of Directors in their annual performance evaluation of Mr. McFerson. The portion of Mr. Jurgensen's annual incentive award allocated to the Company earned in 2000 under the PIP was $951,660. This award was 240% of his allocated base salary compensation, without consideration of proration, and reflected 160% of his target incentive. This payment was determined by the level of achievement of specified financial, operational and strategic goals as assessed by the Nationwide Life Board of Directors in their annual performance evaluation of Mr. Jurgensen.

  Under the LTEP, the Company's Compensation Committee granted Mr. McFerson 65,000 stock options and 32,500 restricted stock shares. For these grants the Compensation Committee took into account Mr. McFerson's role in the continued strategic positioning of the Company. In addition, under his employment agreement with Nationwide Mutual, Mr. Jurgensen received 210,000 stock options and 25,000 restricted stock shares. These grants reflect the competitive levels of long-term compensation for Chief Executive Officers of major diversified insurance and financial services organizations with similar size and scope. The Company's Compensation Committee reflected the Company's desire to have top officers build a significant personal level of stock ownership in the Company, so as to better align their interests with those of other stockholders.

Policy on Deductibility of Compensation

  Section 162(m) of the IRC provides that executive compensation in excess of $1 million paid to a "covered employee," as that term is defined in this section, in any calendar year is not deductible for purposes of corporate income taxes unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the IRC. The Compensation Committees intend to continue increased reliance on performance-based compensation programs. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. To the extent consistent with this goal, the Compensation Committees currently anticipate that such programs will also generally be designed to satisfy the requirements of Section 162(m) of the IRC with respect to the deductibility of compensation paid. However, the Compensation Committees may award compensation that is not fully deductible if the Compensation Committees determine that such an award is consistent with their philosophy and in the best interests of the Company and its stockholders.

 Nationwide Financial Services Compensation Committee

  David O. Miller, Chairman
  James G. Brocksmith, Jr.
  Charles L. Fuellgraf, Jr.
  Donald L. McWhorter

 Nationwide Life Insurance Company Compensation Committee

  Willard J. Engel, Chairman
  Nancy C. Breit
  Fred C. Finney
  Robert L. Stewart

                             EMPLOYMENT AGREEMENTS

  Nationwide Mutual entered into an employment agreement dated May 26, 2000 with Mr. Jurgensen, who became CEO of Nationwide Mutual, the Company and certain other Nationwide companies in 2000. The agreement has a three-year term (subject to earlier termination in certain circumstances), with an automatic one-year extension unless either party gives notice of nonrenewal.

  Mr. Jurgensen's annual base salary is to be no less than $850,000 ($1,000,000 by April 2002), and his annual target performance bonus is 150% of base salary (maximum bonus--300% base salary), without proration in 2000, Mr. Jurgensen received an option to purchase 60,000 shares of common stock, vesting ratably over 5 years; 25,000 shares of restricted stock, vesting 12,500 shares on the third anniversary and 6,250 shares on each of the fourth and fifth anniversaries of the grant date; a target long-term incentive award of $1,500,000 under the Long-Term Performance Plan of Nationwide Mutual for the 1999-2001 performance cycle (with any payment pro-rated by a two-thirds participation rate); an additional option to purchase 150,000 shares of common stock under the Long-Term Equity Compensation Plan, vesting ratably over 3 years; and a target long-term incentive award of $1,950,000 under the Long-Term Performance Plan of Nationwide Mutual for the 2000-2002 performance cycle. Mr. Jurgensen and his eligible dependents are entitled to participate in all employee retirement and welfare benefit plans. Mr. Jurgensen will be eligible to participate in full retirement benefit of 4% of his highest 5-year average compensation for each full or partial year of service with Nationwide, to a maximum of 16.25 years, if he completes at least five years of service or becomes entitled to severance benefits under the agreement. Mr. Jurgensen is entitled to relocation expenses, grossed-up, including temporary living expenses and resale of his home at its appraised value and to receive an automobile and other executive fringe benefits available to senior level executives. If Mr. Jurgensen's employment is terminated for any reason, subject to vesting provisions as described below, he will be entitled to receive an amount which, when added to benefits payable under all defined benefit retirement plans of Nationwide Mutual and its affiliates and any of Mr. Jurgensen's former employers, will produce a single life annuity pension payable at age 65 in an annual amount equal to the number of years of service (up to 16.25) multiplied by .04 multiplied by his final average pay (as defined), up to an annual maximum of 65% of final average pay. Final average pay cannot be less than $2,125,000. This benefit vests if Mr. Jurgensen is employed on April 1, 2005 or if his employment is terminated without cause or under certain circumstances following a change in control. A survivor benefit is payable even if the benefit is not vested.

  If Nationwide Mutual terminates Mr. Jurgensen's employment without cause, Mr. Jurgensen will be entitled to receive severance benefits equal to three times his annual base salary, his annual performance bonus (at not less than the target amount) and long-term incentive awards at not less than the target amount (prorated if termination takes place prior to the final year of the award period). Any outstanding options and restricted stock will vest to the extent they would have vested on the next vesting date. Mr. Jurgensen shall also receive benefits under various company retirement, savings and deferred compensation plans and cash payments equal to matching company contributions under certain other company plans.

  Upon a change of control, as defined below, if Mr. Jurgensen's employment is terminated without cause, if he resigns for good reason or if he resigns during the one month "window" period one year after the change in control, Mr. Jurgensen will be entitled to receive severance benefits equal to three times his salary and target annual bonus, his annual performance bonus (at not less than the target amount) and long-term incentive awards at not less than the total target amounts then in effect; all options and restricted stock shall vest in full. Mr. Jurgensen shall also receive benefits under various company retirement, saving and deferred compensation plans, cash payments equal to matching company contributions under certain company plans, and a gross-up payment to the extent any payment would constitute an excess parachute payment under the IRC.

  A change of control for the purpose of these agreements is defined as the
(i) sale or disposition of all or substantially all of the assets of Nationwide Mutual; (ii) liquidation or dissolution of Nationwide Mutual;
(iii) change in the members constituting the Board of Directors of Nationwide Mutual by 50% or more within two years as a result of a corporate transaction;
(iv) entering into an agreement giving power to direct the management of Nationwide Mutual to a person other than the policyholders; (v) entering into an agreement reinsuring all or substantially all the business of Nationwide Mutual (other than through an affiliate); (vi) sale or disposition of a controlling interest in Nationwide Mutual (other than to a subsidiary); or (vii) determination by the Board of Directors that certain other specified events shall constitute a change of control--a demutualization, establishment of a mutual holding company structure or any other event that the Board shall designate.

  The Company entered into an employment agreement dated July 1, 2000 with Mr. Gasper, the President and Chief Operating Officer of the Company and Nationwide Life. The agreement has a three-year term (subject to earlier termination in certain circumstances). Nationwide Mutual entered into an employment agreement dated January 1, 2000 with Mr. Woodward, Executive Vice President--Chief Investment Officer. This agreement has a two-year term with an automatic one year extension unless either party gives notice.

  Both agreements provide that the employee's annual base salary is to be no less than that in effect on the date of the agreement. The employees are entitled (i) to participate in all short-term and long-term incentive programs for senior executives at appropriate levels and employee retirement and welfare benefit plans and (ii) to receive an automobile and other executive fringe benefits, as available to senior level executives.

  If the Company terminates their employment without cause or if they resign for good reason after a substantial reorganization of the company, they will be entitled to receive severance benefits equal to two times annual base salary, annual performance bonus (at not less than the target amount) and long-term incentive awards at not less than the target amount (prorated if termination takes place prior to the final year of the award period). Any outstanding options and restricted stock will vest to the extent they would have vested on the next vesting date. They will also receive benefits under various company retirement, savings and deferred compensation plans and cash payments equal to matching company contributions under certain other company plans.

  Upon a change of control, if their employment is terminated without cause, if they resign for good reason or if they resign during the one month "window" period one year after the change in control, they will be entitled to receive severance benefits equal to three times salary and target, annual performance bonus (at not less than the target amount) and long-term incentive awards at not less than the total target amounts then in effect. All options and restricted stock will vest in full. They will also receive benefits under various company retirement, savings and deferred compensation plans, cash payments equal to matching company contributions under certain company plans, and a gross-up payment to the extent any of the payment received would constitute an excess parachute payment under the IRC.

  Mr. Gasper also has a Retention Bonus Agreement with the Company providing for a $500,000 payment if he remains an employee through July 1, 2003 or if he is terminated without cause before that date.

                               PERFORMANCE GRAPH

  The following graph shows a comparison of the Company's cumulative total stockholder return since its initial public offering on March 6, 1997, with the S&P Composite Index and an index of peer companies selected by the Company. During 2000, Hartford Life, Inc. was acquired by Hartford Financial Services, and ReliaStar Financial Corporation was acquired by ING Groep, N.V. As a result, both companies ceased to trade publicly and were removed from the index of peer companies. Companies in the peer group are the following:
Allmerica Financial Corporation; AFLAC Inc.; American General Corporation; AXA Financial, Inc.; Jefferson Pilot Corporation; John Hancock Financial Services, Inc.; Lincoln National Corporation; MetLife Inc.; Protective Life Corporation; and T. Rowe Price & Associates. Companies included in the peer group have business operations similar to the Company and are considered to be significant competitors to the Company. John Hancock Financial Services and MetLife were added to replace Hartford Financial Services and ReliaStar.

  The graph plots the changes in the value of an initial $100 investment over the indicated time periods, assuming reinvestment of all dividends. Returns of the two indices have been weighted according to their respective aggregate market capitalization at the beginning of each period shown on the graph.

                                    [GRAPH]

                COMPARISON OF 46-MONTH CUMULATIVE TOTAL RETURN

                             3/6/97   12/31/97   12/31/98   12/31/99  12/31/00

NATIONWIDE FINANCIAL
 SERVICES, INC.              100.00    153.72     221.36     120.93    208.29
S&P 500                      100.00    129.84     166.71     200.51    180.18
PEER GROUP-CURRENT           100.00    149.42     199.62     206.27    296.16
PEER GROUP-OLD               100.00    148.77     196.74     200.42    258.00


  The Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such Acts.

  There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the preceding graph. The Company will not make or endorse any predictions as to future stock performance.

                             CERTAIN TRANSACTIONS

  The Company, Nationwide Mutual and Nationwide Corporation entered into an Intercompany Agreement, certain provisions of which are summarized below (the "Intercompany Agreement"). As used herein, "Nationwide Mutual" means Nationwide Mutual collectively with its subsidiaries and affiliates (other than the Company and its subsidiaries).

  Nationwide Mutual Consent to Certain Events. The Intercompany Agreement provides that until Nationwide Mutual ceases to control at least 50% of the combined voting power of the outstanding voting stock of the Company, the prior written consent of Nationwide Mutual will be required for: (i) any consolidation or merger of the Company or any of its subsidiaries with any person (other than with a wholly-owned subsidiary); (ii) any sale, lease, exchange or other disposition or acquisition of assets by the Company or any of its subsidiaries (other than transactions to which the Company and its subsidiaries are the only parties), or any series of related dispositions or acquisitions involving consideration in excess of $250 million; (iii) any change in the authorized capital stock of the Company or the creation of any additional class or series of capital stock of the Company; (iv) any issuance by the Company or any subsidiary of the Company of any equity securities or rights, warrants or options to purchase such equity securities, except (a) shares of Class A Common Stock pursuant to employee and director stock option, profit-sharing and other benefit plans of the Company and its subsidiaries and any options exercisable therefor, (b) shares of Class A Common Stock issued upon the conversion of any Class B Common Stock, (c) the issuance of shares of capital stock of a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company and (d) in the public offering of Class A Common Stock in March 1997; (v) the dissolution, liquidation or winding up of the Company; (vi) the amendment of the Certificate of Incorporation and certain provisions of the Bylaws affecting corporate governance; (vii) the election, removal or filling of a vacancy in the office of the Chairman, Chief Executive Officer or President of the Company; (viii) the declaration of dividends on any class or series of capital stock of the Company, except dividends not in excess of the most recent regular cash dividend or any dividend per share not in excess of 15% of the then current per share market price of the Class A Common Stock; (ix) capital expenditures or series of related capital expenditures of the Company or any of its subsidiaries in excess of $250 million during any period of 12 consecutive months; (x) the creation, incurrence or guaranty by the Company or any of its subsidiaries of indebtedness for borrowed money in excess of $100 million, except in connection with the Capital Securities and the Senior Notes; and
(xi) any change in the number of directors on the Board of Directors of the Company, the determination of members of the Board of Directors or any committee thereof and the filling of newly created memberships and vacancies on the Board of Directors or any committee thereof.

  License to Use Nationwide Name and Service Marks. Pursuant to the Intercompany Agreement, Nationwide Mutual granted to the Company and certain of its subsidiaries a non-exclusive, nonassignable, revocable license to use the "Nationwide" trade name and certain other service marks specifically identified in the Intercompany Agreement (collectively, the "Service Marks") solely for the purpose of identifying and advertising the Company's long-term savings and retirement business and activities related to such business.

  Equity Purchase Rights. The Company has agreed that, to the extent permitted by the New York Stock Exchange (the "NYSE") and so long as Nationwide Mutual controls at least 50% of the combined voting power of the outstanding voting stock of the Company, Nationwide Corporation may purchase its pro rata share (based on its then current percentage voting interest in the Company) of any voting equity securities to be issued by the Company (excluding any such securities offered pursuant to employee stock options or other benefit plans, dividend reinvestment plans and other offerings other than for cash).

  Registration Rights. The Company has granted to Nationwide Corporation certain demand and "piggyback" registration rights with respect to shares of Common Stock owned by it. Nationwide Corporation has the right to request up to two demand registrations in each calendar year, but not more than four in any five-year period. Nationwide Corporation will also have the right, which it may exercise at any time and from time to time, to include the shares of Common Stock held by it in any registration of common equity securities of the Company, initiated by the Company on its own behalf or on behalf of any other stockholders of the Company.

These rights are subject to certain "blackout" provisions. Such registration rights are transferable by Nationwide Corporation.

  Nationwide Mutual Agents. In the Intercompany Agreement, Nationwide Mutual has agreed to allow the Company to distribute its variable annuity, fixed annuity and individual universal, variable and traditional life insurance products through Nationwide Mutual agents. Such right is exclusive to the Company, subject to the limited right of certain companies of Nationwide to sell such products through the agency force, for at least five years following the equity offerings.

Federal Income Taxes

  The Company is included in the consolidated United States federal income tax return for which Nationwide Mutual is the common parent and the Company's tax liability will be included in the consolidated federal income tax liability of Nationwide Mutual. The Company also may be included in certain state and local tax returns of Nationwide Mutual or its subsidiaries.

  The Company is a party to an agreement, with Nationwide Mutual and the other companies in the consolidated returns of Nationwide Mutual, to determine the manner in which their respective tax liabilities will be determined (the "Tax Sharing Agreement") for 1996 and subsequent years, as long as the Company is included in the consolidated federal income tax return for Nationwide Mutual. It will also be effective for any year in which the Company is included in a consolidated or combined state or local tax return. Under the Tax Sharing Agreement, the Company will pay to Nationwide Mutual amounts equal to the taxes that the Company would otherwise have to pay if the Company were to file a separate federal income, or a separate state or local income or franchise, tax return (including any amounts determined to be due as a result of a redetermination of the tax liability of the consolidated or combined group of which Nationwide Mutual is the common parent arising from any audit or otherwise). The Company will be responsible for all taxes, including assessments, if any, for prior years with respect to all other taxes payable by the Company or any of its subsidiaries, and for all other federal, state and local taxes that may be imposed upon the Company and that are not addressed in the Tax Sharing Agreement.

  By virtue of its control of the Company and the terms of the Tax Sharing Agreement, Nationwide Mutual effectively controls all of the Company's tax decisions. Under the Tax Sharing Agreement, Nationwide Mutual will have sole authority to respond to and conduct all tax proceedings (including tax audits) relating to the Company, to file all returns on behalf of the Company, and to determine the amount of the Company's liability to (or entitlement to payment from) Nationwide Mutual under the Tax Sharing Agreement. This arrangement may result in conflicts of interest between the Company and Nationwide Mutual. For example, under the Tax Sharing Agreement, Nationwide Mutual may choose to consent, compromise or settle any adjustment or deficiency proposed by the relevant tax authority in a manner that may be beneficial to Nationwide Mutual and detrimental to the Company. Under the Tax Sharing Agreement, however, Nationwide Mutual is obligated to act in good faith with regard to all persons included in the applicable returns.

  The Tax Sharing Agreement may not be amended without the prior written consent of the Company.

Lease

  Pursuant to an arrangement between Nationwide Mutual and certain of its subsidiaries, during 2000 the Company leased on average approximately 757,570 square feet of office space primarily in the four building home office complex in Columbus, Ohio. This office space was leased at current market rates ranging from $18.98 - $20.50 per square foot plus an occupancy charge of $1.84 per square foot per year. Under the arrangement, the Company determines the amount of office space necessary to conduct its operations and leases such space from Nationwide Mutual, subject to availability. For the years ended December 31, 2000, 1999 and 1998, the

Company made payments to Nationwide Mutual and its subsidiaries totaling $14.3 million, $11.4 million and $9.2 million, respectively, under such arrangement.

Modified Coinsurance Agreements

  Effective as of January 1, 1996, Nationwide Life entered into a 100% modified coinsurance agreement with Employers Life Insurance Company of Wausau ("ELOW"). Under the agreement, Nationwide Life ceded to ELOW and ELOW assumed Nationwide Life's non-variable group and wholesale life insurance business and group and franchise health insurance business and any ceded or assumed reinsurance applicable to such group business. Effective July 1, 1999, the modified coinsurance agreement was terminated. Revenues ceded to ELOW for years ended December 31, 1999 and 1998 were $35.8 million and $101.2 million, respectively, while benefits, claims and expenses ceded were $46.2 million and $160.5 million, respectively.

  Effective as of January 1, 1996, Nationwide Life also entered into a 100% modified coinsurance agreement with Nationwide Mutual. Under the agreement, Nationwide Life cedes to Nationwide Mutual and Nationwide Mutual assumes Nationwide Life's individual accident and health insurance business and any ceded or assumed reinsurance applicable to such individual business. Effective July 1, 1999, the modified coinsurance agreement was amended to include Nationwide Life's group and franchise health insurance business and any ceded or assumed reinsurance applicable to such group business. Revenues ceded to Nationwide Mutual for the years ended December 31, 2000, 1999 and 1998 were $170.1 million, $157.2 million and $115.7 million, respectively, while benefits, claims and expenses ceded were $168.0 million, $151.0 million and $98.8 million, respectively.

Cost Sharing Agreement

  Pursuant to a cost sharing agreement among Nationwide Mutual and certain of its direct and indirect subsidiaries, including the Company, Nationwide Mutual provides certain operational and administrative services, such as sales support, advertising, personnel and general management services, to those subsidiaries. Expenses covered by such agreement are subject to allocation among Nationwide Mutual and such subsidiaries. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, salary expense, commission expense and other methods agreed to by the participating companies that are within industry guidelines and practices. In addition, beginning in 1999 Nationwide Services Company, a subsidiary of Nationwide Mutual provides computer, telephone, mail, employee benefits administration, and other services to Nationwide Mutual and certain of its direct and indirect subsidiaries, including the Company, based on specified rates for units of service consumed. For the years ended December 31, 2000, 1999 and 1998, the Company made payments to Nationwide Mutual and Nationwide Services Company totaling $156.6 million, $132.3 million and $95.0 million, respectively. The Company does not believe that expenses recognized under these agreements are materially different than expenses that would have been recognized had the Company operated on a stand-alone basis.

Cash Management Agreements

  Nationwide Mutual has entered into an Investment Agency Agreement with Nationwide Cash Management Company ("NCMC"), an affiliate of the Company. NCMC makes, holds and administers short-term investments (those maturing in one year or less) for Nationwide Mutual and certain of its affiliates, including Nationwide Life and certain of the Company's other subsidiaries. Under the agreements, expenses of NCMC are allocated pro rata among the participants based upon the participant's ownership percentage of total assets held by NCMC. For the year ending December 31, 2000 and 1999, the Company paid NCMC fees and expenses totaling $412,981 and $322,927, respectively, under such agreements.

Repurchase Agreement

  Nationwide Life and certain of the Company's other subsidiaries are parties to Master Repurchase Agreements with various affiliates pursuant to which securities or other financial instruments are transferred between parties against the transfer of funds by the transferee upon the demand of either party.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

  Joseph J. Gasper, President and Chief Operating Officer and Director of the Company and Richard A. Karas, Senior Vice President--Sales--Financial Services of the Company are limited partners in Country Club Properties LP, which holds a 50% interest in NRI-CCP I, LLC, a Delaware limited liability company, 50% of which is owned by Nationwide Realty Investors, LTD. Nationwide Realty Investors, LTD is owned 70% by Nationwide Life and 30% by Nationwide Mutual. Nationwide Life is a wholly owned subsidiary of the Company.

  The general partner of Country Club Properties LP is La Quinta Land Partners LLC. NRI-CCP I, LLC was formed for the purpose of acquiring 960 acres of land in La Quinta, California for the development of residential lots and three golf courses. The land was acquired by NRI-CCP I, LLC on June 15, 2000.

  Mr. Gasper and Mr. Karas each purchased their Limited Partnership Interests in Country Club Properties LP (the "Limited Partnership Interest") on March 11, 1999, at a cost of $125,000. Each of Mr. Gasper's and Mr. Karas' Limited Partnership Interest represents less than one percent of the partnership. Mr. Gasper and Mr. Karas are entitled to a share of partnership distributions and a lifetime membership in several golf courses to be developed. The golf membership is transferable upon death.

                             INDEPENDENT AUDITORS

  The firm of KPMG LLP served as independent auditors for the Company for 2000. Representatives of the firm are expected to be present at the Annual Meeting, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from the stockholders.

  Fees billed or expected to be billed by KPMG for 2000 include the following:

   Audit Fees/1/  ................................................... $717,769
   Financial Information Systems Design and Implementation
    Fees/2/  ........................................................ $    --
   All Other Fees/2/  ............................................... $931,249

------
/1/ For services rendered for the audit of the consolidated financial statements for the year ended December 31, 2000, and the review of the consolidated financial statements included in the Company's Forms 10-Q for that year.

/2/ For services rendered during the year ended December 31, 2000. "All Other
    Fees" primarily includes audits of mutual funds and registered insurance products and reports on controls and processing in the Company's pension operations.

  The Audit Committee of the Board of Directors considered whether the provision of the services covered under "Financial Information Systems Design and Implementation Fees" and "All Other Fees" above is compatible with maintaining the independence of KPMG LLP.

                            AUDIT COMMITTEE REPORT

  The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee is composed of four directors, each of whom is independent as defined by the New York Stock Exchange listing standards. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Exhibit A.

  Management is responsible for the Company's internal controls and financial reporting process. The Company's independent auditors, KPMG LLP, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

  In connection with these responsibilities, the Audit Committee met with management and KPMG LLP to review and discuss the December 31, 2000 financial statements. The Audit Committee also discussed with KPMG LLP the matters required by Statement on Auditing Standards No. 61 Communication with Audit Committees. The Audit Committee also received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees, and the Audit Committee discussed with KPMG LLP that firm's independence.

  Based upon the Audit Committee's discussions and the review of the materials referred to above with management and KPMG LLP, and the Audit Committee's review of the representations of management and KPMG LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report to Stockholders for the year ended December 31, 2000 and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, to be filed with the Securities and Exchange Commission.

 Nationwide Financial Services Audit Committee

  Donald L. McWhorter, Chairman
  James G. Brocksmith, Jr.
  Lydia M. Marshall
  Gerald D. Prothro

              APPROVAL OF THE NATIONWIDE FINANCIAL SERVICES, INC.
                        SENIOR EXECUTIVE INCENTIVE PLAN

  The Company's Board of Directors, upon the recommendation of the Compensation Committee (the "Committee"), has adopted, subject to shareholder approval, the SEIP in order to create incentives for superior performance, to link compensation to the Company's short-term business objectives and the attainment of the corporate goals of the Company and its related entities, and to permit the deduction of the incentive compensation paid to Covered Employees, as defined in IRC Section 162(m), effective as of January 1, 2001.

  The principal features of the SEIP are described below, but such description is subject to the terms of the SEIP, which is attached to this document as Exhibit B. The existence of the SEIP does not preclude the Company from making additional payments outside the SEIP to participants in that plan or other employees.

  Under the SEIP, the Committee may award annual incentive compensation to senior officers of the Company and its subsidiaries, including all of the Company's Covered Employees, as defined in IRC Section 162(m). Senior officers include the Chairman, Chief Executive Officer, President, Executive Vice Presidents and Senior Vice Presidents. Currently, there are fewer than forty individuals who hold such titles. The number of eligible participants will vary from year to year at the discretion of the Committee, but is not expected to exceed fifteen in any year. Non-employee directors do not participate in the SEIP. Participants receiving payments under the SEIP will not receive any payment under the PIP from the Company or its subsidiaries.

  The Committee will establish each calendar year, before the end of the first calendar quarter or such other date as may be required by IRC Section 162(m), performance goals that must be attained in order for incentive compensation to be paid by the Company pursuant to the SEIP. The performance goals will be based on one or more of the following criteria: (i) return on equity; (ii) operating earnings per share; (iii) stock performance; (iv) revenue and/or sales; and (v) expense levels. Performance goals may be established based on individual, business unit, line of business, department and/or Company performance and may be based on absolute performance, percentage change and/or comparison to peer companies.

  For each performance goal established for each calendar year, the Committee will establish minimum, target and maximum levels of performance. Unless the minimum level of performance is achieved, no incentive compensation will be paid by the Company with respect to such performance goal. If the target level of performance is achieved, the participant will receive incentive compensation equal to 100% of the target award for the performance goal. Achieving the maximum level of performance will result in payment of incentive compensation equal to 250% of the target award for such performance goal. In no event may a participant, who is a covered employee, receive incentive compensation paid pursuant to the SEIP for a performance period in excess of $5 million. The Committee may, in its sole discretion, decide to pay amounts which are less than the amount that would be determined based on the level of achievement with respect to any or all performance goals, based on individual performance or such other criteria as the Committee may deem relevant.

  The Committee may also choose, in its discretion, to pay annual incentive compensation for any year to eligible participants in the SEIP whose compensation is not subject to IRC Section 162(m) for that year, and may grant awards under the SEIP during any calendar year in connection with the hiring of any person whose compensation is or becomes subject to IRC Section 162(m).

  The Committee, which will at all times be comprised of at least 2 directors each of whom is an "outside director" for purposes of IRC Section 162(m), is responsible for the administration and interpretation of the SEIP. The SEIP shall be interpreted in a manner that is consistent with the intent to qualify the payments made under the SEIP as performance-based compensation under IRC
Section 162(m). The Committee shall certify, prior to making any payment pursuant to the SEIP, that the performance goals for the year have been attained and the amount payable pursuant to the SEIP to each Covered Employee.

  The SEIP may be altered, amended, suspended or terminated at any time by the Committee or the Board of Directors of the Company, provided that no such action shall be effective without the approval of the shareholders of the Company to the extent that such approval is required in order for the payments made under the SEIP to qualify as performance-based compensation under IRC
Section 162(m).

  Payments under the SEIP will be taxable to participants when paid, and the Company or the subsidiary of the Company which employs the participant will generally be entitled to a deduction for federal income tax purposes in the year for which the payment is made.

  The amounts payable under the SEIP each year are contingent on the attainment of the performance goals established for such year by the Committee as described above. As a result, the amount payable to any participant for any year cannot be determined.

  The Board of Directors recommends the stockholders vote "FOR" the Class I Board of Directors and "FOR" the approval of the SEIP, as described herein.

             PROPOSALS BY STOCKHOLDERS FOR THE 2002 ANNUAL MEETING

  The Company's Bylaws provide that in order to submit any business to or nominate any person for election to the Board of Directors, a stockholder must give written notice to the Secretary of the Company (containing certain information specified in the Bylaws) not less than 60 days and not more than 90 days prior to the first anniversary date of the Company's Proxy Statement in connection with the last annual meeting.

  Rule 14a-4 of the Securities Exchange Act of 1934, as amended, allows the Company to use discretionary voting authority to vote on matters coming before an Annual Meeting of Stockholders, if the Company does not have notice of the matter at least 45 days before the anniversary of the date on which the Company first mailed its proxy materials for the prior year's Annual Meeting of Stockholders or the date specified by an advance notice provision in the Company's Bylaws. The Company's Bylaws contain such an advance notice provision as described above. For the Company's Annual Meeting expected to be held on May 8, 2002, stockholders must submit such written notice to the Secretary of the Company not earlier than December 28, 2001 and not later than January 29, 2002.

  These requirements are separate and apart from and in addition to the SEC's requirements that a stockholder must meet in order to have a stockholder proposal included in the Company's Proxy Statement under Rule 14a-8 of the Securities Exchange Act of 1934, as amended. For purposes of the Company's 2002 Annual Meeting, any stockholder who wishes to submit a proposal for inclusion in the Company's Proxy Statement must submit such proposal to the Secretary of the Company on or before November 30, 2001.

                                 OTHER MATTERS

  The Board of Directors knows of no further business other than that described herein that will be presented for consideration at the Annual Meeting. If, however, other business shall properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by such proxy in accordance with their best judgment.

  The Company hereby undertakes to deliver promptly, upon written or oral request, a separate copy of the Annual Report to Stockholders, or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the document was delivered. Requests should be addressed to Kevin G. O'Brien, Associate Vice President--Investor Relations, One Nationwide Plaza, Columbus, Ohio 43215 (614) 249-7111. A copy of the Company's Annual Report or Form 10-K for the year ended December 31, 2000, including financial statements and financial statement schedules, but excluding exhibits, will be made available without charge to the stockholders upon written request to John
F. Delaloye, Assistant Secretary, One Nationwide Plaza, Columbus, Ohio 43215.

March 30, 2001

                                                                      EXHIBIT A

                             NATIONWIDE FINANCIAL
                        CHARTER OF THE AUDIT COMMITTEE

  The audit committee is a committee of the board of directors. Its members shall meet the requirements of the New York Stock Exchange. The audit committee shall be comprised of three or more directors as determined by the board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the committee shall have accounting or related financial management expertise.

  The audit committee's primary function is to assist the board in fulfilling its oversight responsibilities by reviewing the systems of internal controls which management and the board of directors have established, as well as audited financial statements, and the audit process. The audit committee shall have the power to conduct or authorize investigations into any matters within the committee's scope of responsibilities. The committee shall be empowered to retain independent counsel, accountants, or others to assist in the conduct of the investigation. The committee shall meet at least three times per year, or more frequently as circumstances require.

  In meeting its responsibilities, the audit committee shall:

    1. Provide an open avenue of communication between the internal auditors, the independent auditors, and the board of directors.

    2. Review and, if necessary, update the charters of the audit committee and internal audits annually. Submit the charters to the board of directors for approval and have the audit committee charter published at least every three years in accordance with SEC regulations.

    3. Recommend to the board of directors the independent auditors to be appointed, approve the compensation of the independent auditors, and review and approve the discharge of the independent auditors. The independent auditors are ultimately accountable to the audit committee and the board of directors.

    4. Review and concur in the appointment, replacement, reassignment, or dismissal of the Vice President--Internal Audits.

    5. Review and discuss the independence of the internal auditors and the independent auditors, including a review of management consulting services and related fees provided by the independent auditors.

    6. Consider results of the independent auditors' last peer review, litigation status, and disciplinary actions, if any.

    7. Inquire of management, the Vice President--Internal Audits, and the independent auditors about significant risks or exposures that exist and assess the steps management has taken to minimize such risks and exposures to the company.

    8. Consider, in consultation with the independent auditors and the Vice President--Internal Audits, the audit scope and plan of the internal auditors and the independent auditors.

    9. Review with the Vice President--Internal Audits and the independent auditors the coordination of audit effort to review completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

    10. Review with management and the independent auditors at the completion of the annual examination:

      a. The audit of the financial statements of NF and the independent auditors' reports thereon.

      b. The independent auditors' judgments about the quality and appropriateness of the company's accounting principles as applied in its financial reporting.

      c. Any related significant findings and recommendations of the independent auditors and internal audits together with management's responses thereto.

      d. Any significant changes required in the audit plan, any serious difficulties or disputes with management encountered during the course of the audit and their resolution, and other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

    11. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the company's annual proxy statement. (This requirement is not effective until December 15, 2000.)

    12. Consider and review with management and the Vice President--Internal
  Audits:

      a. Significant findings during the year and management's responses thereto.

      b. The adequacy of the company's internal controls including computerized information system controls and security.

      c. Any changes required in the planned scope of their audit plan and any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

      d. The internal audits department budget and staffing.

    13. Review with management and the Vice President--Internal Audits the results of the company's monitoring of compliance with the conflict of interest policy.

    14. Review policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of this area by internal audits.

    15. Review periodically with management and the Vice President--Ethics and Compliance the activities of that office.

    16. Review legal and regulatory matters that may have a material impact on the financial statements, related company compliance policies and programs, and reports received from regulators.

    17. Meet with the Vice President--Internal Audits, the independent auditors, and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately with the audit committee.

    18. Maintain minutes of meetings and periodically report actions of the committee to the board of directors with such recommendations as the committee may deem appropriate.

  The above list represents examples of actions the audit committee may take in fulfilling its responsibilities.

  The duties and responsibilities of a member of the audit committee are in addition to those duties set out for a member of the board of directors.
------
Adopted by the NF Audit Committee on February 8, 2000.

                                                                      EXHIBIT B

                      NATIONWIDE FINANCIAL SERVICES, INC.
                        SENIOR EXECUTIVE INCENTIVE PLAN

                                   ARTICLE I

                                    PURPOSE

  The purpose of the Nationwide Financial Services, Inc. Senior Executive Incentive Plan is to attract and retain qualified executives by rewarding Eligible Officers for their performance in achieving short-term business objectives of Nationwide Financial Services, Inc. and its related entities, and attaining the corporate goals of such entities, while maintaining the deductibility of the compensation paid to the Eligible Officers.

                                  ARTICLE II

                                  DEFINITIONS

  Except as otherwise provided herein, the following terms shall have the meanings assigned:

  "Award" shall mean an annual incentive compensation award, granted pursuant to the Plan, which is contingent upon the attainment of Performance Goals during a Performance Period.

  "Award Agreement" shall mean any written agreement, contract, or other instrument or document between NFS and a Participant evidencing an Award.

  "Base Salary" shall mean the annual rate of base salary of each Eligible Officer, to be paid by or allocated to the Company, in effect as of the last day of any Performance Period.

  "Board" shall mean the Board of Directors of NFS.

  "Change in Control" shall mean either: (i) The failure by Nationwide Mutual Insurance Company and its subsidiaries to be the beneficial owner, directly or indirectly, of securities of the Company representing fifty and one-tenth percent (50.1%) or more of the combined voting power of the Company's then outstanding securities; or (ii) The approval by the stockholders of the Company of either: (A) a plan of complete liquidation of the Company; or (B) an agreement for the sale or disposition of all or substantially all the Company's assets. The Change in Control will be deemed to have taken place as of the first day either clause (i) or (ii) shall have occurred.

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Committee" shall mean the Compensation Committee of the Board and shall consist of two or more persons, each of whom shall be an "outside director" within the meaning of Section 162(m) of the Code.

  "Company" shall mean, collectively, NFS and its subsidiaries.

  "Covered Employee" shall have the meaning set forth in Section 162(m)(3) of the Code.

  "Eligible Officer" shall mean the Chairman, Chief Executive Officer, President, any Executive Vice President, or any Senior Vice President of the Company.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  "Expense Percentage" shall mean the actual expenses incurred by NFS, the Company, any business unit, or department during the Performance Period divided by the expenses anticipated in the operating plan of NFS, the

Company, such business unit or such department, respectively, as approved by the Board for the Performance Period.

  "NFS" shall mean Nationwide Financial Services, Inc.

  "Operating Earnings " shall mean, for each Performance Period, income before federal income taxes excluding (i) the effects of realized gains or losses on investments, (ii) the cumulative effect of adopting required accounting changes, (iii) the effects of discontinued operations and (iv) unusual charges or credits not directly related to normal business operations and as identified in the reports of NFS to shareholders and accounted for in accordance with Accounting Principles Board Opinion No. 20.

  "Operating Earnings Per Share" shall mean Operating Earnings per share of Stock on a diluted basis, as determined under generally accepted accounting principles.

  "Participant" shall mean an Eligible Officer of the Company who is, pursuant to Article 4 of the Plan, selected to participate herein.

  "Performance Goal" shall mean the criteria and objectives, determined by the Committee, which must be met during the applicable Performance Period as a condition of the Participant's receipt of payment with respect to an Award. Unless and until the Committee proposes for shareholder vote and shareholders approve a change in the general performance measures set forth below, the attainment of which may determine the degree of payout with respect to Awards to Covered Employees, the performance measures used to establish Performance Goals under this Plan shall be chosen from among (i) Return on Equity for a Performance Period; (ii) Operating Earnings Per Share of the Company for a Performance Period; (iii) Stock Performance; (iv) the Revenue and/or Sales of NFS, the Company or individual subsidiaries or business segments of the Company; and (v) Expense Percentage. Performance Goals may be established based on individual, business unit, line of business, department and/or Company performance, and may be based on absolute performance, percentage change, and/or comparison to peer companies. All Performance Goals shall be evaluated before any provision for the current and/or cumulative effect of accounting changes adopted under generally accepted accounting principles in respect of such Performance Period, other than such accounting changes explicitly addressed by the Committee at the time the Performance Goal was established. All calculations under this Plan shall be appropriately adjusted to reflect any changes in capital structure and/or the effects of discontinued operations in order to maintain comparability between calculations at the beginning and end of each Performance Period.

  "Performance Period" shall mean the Company's fiscal year.

  "Plan" shall mean the Nationwide Financial Services, Inc. Senior Executive Incentive Plan.

  "Return on Equity" shall mean the quotient obtained by dividing (i) Operating Earnings for a Performance Period by (ii) the average of common shareholders' equity of the Company as obtained by summing the common shareholders' equity at each of the beginning of the performance period and the end of each quarter of the Performance Period and dividing such amount by five (5). Such common shareholders' equity shall exclude the effect of unrealized gains and losses recognized in accumulated other comprehensive income under Financial Accounting Standards Board Statement No. 115.

  "Revenue" shall mean operating revenues as determined in accordance with generally accepted accounting principles, which excludes realized gains and losses.

  "Sales" shall mean the total sales of a specified product or group of products by NFS or the Company and, in the case of individual variable annuities, as measured by total flows reported to Variable Annuity Research and Data Service (VARDS).

  "Stock" shall mean shares of Class A common stock, par value $ .01 per share, of NFS.

  "Stock Performance" shall mean the relative stock performance of the Stock measured as (i) the price earnings ratio of the Stock divided by the price earnings ratio of the S&P 500, compared to (ii) the simple average of the price earnings ratios of those companies within a peer group of companies determined by the Committee at the time Performance Goals are established for the Performance Period, divided by the price earnings ratio of the S&P 500.

                                  ARTICLE III

                                ADMINISTRATION

  The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan and the requirements of the Code and other applicable laws, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted, subject to the terms of the Plan; to determine the terms, conditions, restrictions and performance criteria, including Performance Goals, relating to any Award; to certify whether the Performance Goals have been attained, in minutes or otherwise; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to provide, at the time Performance Goals are established for adjustments in the Performance Goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award, subject to the terms of the Plan and any Award Agreement; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Award Agreements, and to make all other determinations deemed necessary or advisable for the administration of the Plan. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the Performance Goals without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

  The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

  No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

                                  ARTICLE IV

                                  ELIGIBILITY

  Awards may be granted to Eligible Officers in the sole discretion of the Committee. Subject to Article V(b) below, in determining the persons to whom Awards shall be granted and the Performance Goals relating to each Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan. Awards shall be granted during the first quarter of the Performance Period. Additional Awards may be granted during the remaining portion of any Performance Period to individuals who were not previously Eligible Officers, provided, however, that such awards shall be made within sixty days following the date such an individual became an Eligible Officer, but in all events within the first twenty-five percent (25%) of the period from the date such individual became an Eligible Officer to the end of the Performance Period.

                                   ARTICLE V

                                TERMS OF AWARDS

  Awards granted pursuant to the Plan shall be evidenced by an Award
Agreement.

  (a) IN GENERAL. The Committee shall, within the first quarter of a Performance Period, specify in writing with respect to such Performance Period the Performance Goals applicable to each Award, and minimum, target and maximum levels applicable to each Performance Goal. The minimum level reflects the level of performance below which no payment shall be made; the target level reflects the level of performance at which the Performance Goal is achieved and 100% of the Award will be paid; and the maximum level reflects the level of performance at which 250% of the Award will be paid. Awards for any Performance Period may be expressed as a dollar amount or as a percentage of the Participant's Base Salary. Unless otherwise provided by the Committee in connection with specified terminations of employment, payment in respect of Awards shall be made only if and to the extent: (i) the Performance Goals with respect to such Performance Period have been attained, and (ii) the Participant remains employed by the Company through the end of the Performance Period. Notwithstanding the preceding sentence, in the event that a Participant's employment terminates during the Performance Period due to: (a) death or disability (as defined in the Health Care Plan maintained by the Company), the Participant or the Participant's estate shall receive a portion or all of the Award as determined by the Committee in its sole discretion; (b) retirement or involuntary termination of the Participant's employment for the convenience of the Company, the Participant or the Participant's estate shall remain eligible to receive a portion of the Award based on the amount of time the Participant was employed during the Performance Period and the attainment of the Performance Goals for such Performance Period, or (c) a Change in Control, the provisions of Article VI shall apply.

  (b) SPECIAL PROVISIONS REGARDING AWARDS. Notwithstanding anything to the contrary contained in this Section V, in no event shall payment in respect of Awards granted for a Performance Period be made to a Participant who is a Covered Employee in an amount that exceeds five million dollars.

  (c) TIME AND FORM OF PAYMENT. Unless otherwise determined by the Committee, all payments in respect of Awards granted under this Plan shall be made, in cash, within a reasonable period after the end of the Performance Period. In the case of Participants who are Covered Employees, unless otherwise determined by the Committee, such payments shall be made only after achievement of the Performance Goals has been certified by the Committee.

  In determining the actual payment to be made to any Participant pursuant to an Award, the Committee may exercise discretion to reduce (but not to increase) the Award from the dollar amount that was determined based on the attainment of the Performance Goals. The Committee may base such reduction on any criteria the Committee may determine in its discretion. No such reduction may be used to increase the amount paid to any other Participant.

                                  ARTICLE VI

                               CHANGE IN CONTROL

  (a) TREATMENT OF OUTSTANDING AWARDS. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies the Performance Goals shall be deemed to have been satisfied at the target level for all outstanding Awards for the entire Performance Period(s) as of the effective date of the Change in Control, and there shall be paid out in cash to Participants within sixty (60) days following the effective date of the Change in Control a pro rata amount based upon such deemed satisfaction of the Performance Goals and upon the length of time within the Performance Period which has elapsed prior to the Change in Control.

  (b) TERMINATION, AMENDMENT, AND MODIFICATIONS OF CHANGE-IN-CONTROL PROVISIONS. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article VI may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant's outstanding Awards; provided, however, the Board of Directors, upon recommendation of the Committee, may terminate, amend, or modify this Article VI at any time and from time to time prior to the date of a Change in Control.

                                  ARTICLE VII

                              GENERAL PROVISIONS

  (a) COMPLIANCE WITH LEGAL REQUIREMENTS. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan and any Award Agreement or other agreement shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

  (b) NONTRANSFERABILITY. Awards shall not be transferable by a Participant except by will or the laws of descent and distribution.

  (c) NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in the Plan or in any Award granted or any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company to terminate such Participant's employment.

  (d) WITHHOLDING TAXES. The Company shall have the right to withhold the amount of any taxes that the Company may be required to withhold before delivery of payment of an Award to the Participant or other person entitled to such payment, or to make such other arrangements for the withholding of taxes that the Company deems satisfactory.

  (e) AMENDMENT, TERMINATION AND DURATION OF THE PLAN. This Plan shall continue in effect, subject to approval by the shareholders at such times as shall be required by Code Section 162(m), until amended or terminated in accordance with this Section. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment that requires shareholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company.

  (f) PARTICIPANT RIGHTS. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

  (g) UNFUNDED STATUS OF AWARDS. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any potential payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

  (h) NON-EXCLUSIVE PLAN. This Plan shall not be deemed the exclusive method of providing incentive compensation for an employee of the Company, nor shall it preclude the Committee or Board from authorizing or approving other forms of incentive compensation.

  (i) DEFERRALS. The Committee may permit or require a Participant to defer such Participant's receipt of the payment of cash that would otherwise be due to such Participant by virtue of the satisfaction of any Performance Goals with respect to an Award. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

  (j) GOVERNING LAW. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Ohio.

  (k) EFFECTIVE DATE. The Plan shall take effect upon its adoption by the Board, with 2001 being the first Performance Period; PROVIDED, HOWEVER, that the Plan shall be subject to the requisite approval of the shareholders of the Company in order to comply with Section 162(m) of the Code. In the absence of such approval, the Plan (and any Awards made pursuant to the Plan with respect to calendar year 2001 or thereafter) shall be null and void.

  (l) PAYMENTS AFTER DEATH. In the event of the death of a Participant, any payment determined to be due to such Participant shall be paid to his or her estate.

  (m) INTERPRETATION. The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

  (n) MODIFICATION. At all times when Code Section 162(m) is applicable, all Awards granted under this Plan to Eligible Officers who are or could reasonably become Covered Employees as determined by the Committee, shall comply with the requirements of Code Section 162(m); provided, however, that in the event the Committee determines that such compliance is not required or desired with respect to any Award or Awards granted or available for grant under the Plan, then compliance with Code Section 162(m) will not be required. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may make any adjustments it deems appropriate.

                      NATIONWIDE FINANCIAL SERVICES, INC.

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 9, 2001

The undersigned hereby constitutes and appoints Joseph J. Gasper, Lydia M. Marshall and Donald L. McWhorter, each or any of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Nationwide Financial Services, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at One Nationwide Plaza, Columbus, Ohio, on May 9, 2001, at 1:30 P.M., local time, and at any adjournment thereof, as follows:

                       [Continued on the reverse side.]

                             FOLD AND DETACH HERE

                                ANNUAL MEETING
                                      OF
                      NATIONWIDE FINANCIAL SERVICES, INC.

                                  May 9, 2001
                                   1:30 P.M.
                             One Nationwide Plaza
                             Columbus, Ohio 43215

                                    AGENDA

 . ELECTION OF DIRECTORS

 . APPROVAL OF THE NATIONWIDE FINANCIAL SERVICES, INC.
  SENIOR EXECUTIVE INCENTIVE PLAN

 . OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING

[X] Please mark your                                                        0945
    votes as in this
    example

--------------------------------------------------------------------------------
             A vote FOR is recommended by the Board of Directors.
--------------------------------------------------------------------------------
                   FOR   WITHHELD
1. ELECTION OF     [ ]     [ ]        Election of Class I Directors--
   DIRECTORS                          NOMINEES:
For, except vote withheld from        James G. Brocksmith, Jr.
the following nominee(s).             Henry S. Holloway
                                      James F. Patterson
------------------------------        Gerald D. Prothro

                                        FOR       AGAINST       ABSTAIN
2. Approval of the Nationwide           [ ]         [ ]            [ ]
   Financial Services, Inc. Senior
   Executive Incentive Plan

--------------------------------------------------------------------------------
This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR each director listed and FOR approval of the Nationwide Financial Services, Inc. Senior Executive Incentive Plan.

The undersigned hereby acknowledges receipt of the notice of Annual Meeting and the Proxy Statement, each dated March 30, 2001.

This proxy should be dated and signed by the stockholder exactly as his or her name appears herein and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
SIGNATURE(S)                                                   DATE

                             FOLD AND DETACH HERE